MASTER REPURCHASE AGREEMENT

between

LIQUID FUNDING, LTD.,

as Buyer

and

HOMEBANC CORP.

and

HOMEBANC MORTGAGE CORPORATION,

as Sellers

Dated as of March 27, 2006

-i-

-ii-

EXHIBITS

SCHEDULE 1	Representations and Warranties Re: Mortgage Loans

EXHIBIT I	Form of Confirmation Letter

EXHIBIT II	[Reserved]

EXHIBIT III	UCC Filing Jurisdictions

EXHIBIT IV	Form of Account Agreement

EXHIBIT V	Mortgage Loan Schedule Fields

EXHIBIT VI	Mortgage File Documents

EXHIBIT VII	[Reserved]

EXHIBIT VIII	HomeBanc Corp.’s Officer’s Certificate

EXHIBIT IX	Form of Purchased Mortgage Loan Payment Report

EXHIBIT X	Sellers’ Tax Identification Numbers

EXHIBIT XI	Excerpt from Offering Circular of Liquid Funding, Ltd.

-iii-

MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT, dated as of March 27, 2006, by and between HOMEBANC CORP., a Georgia corporation, and HOMEBANC MORTGAGE CORPORATION, a Delaware corporation, as sellers (each, a “Seller” and collectively, the “Sellers”) and LIQUID FUNDING, LTD., a Bermuda limited liability company, as buyer (the “Buyer”).

SECTION 1. APPLICABILITY

From time to time the parties hereto shall enter into transactions in which a Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer to such Seller, with a simultaneous agreement by Buyer to transfer to such Seller such Mortgage Loans on a Repurchase Date, against the transfer of funds by such Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing. This Repurchase Agreement is not a commitment by Buyer to enter into any Transactions with any Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with one or more Sellers. Each Seller hereby acknowledges and agrees that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Repurchase Agreement.

SECTION 2. DEFINITIONS

As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Account Agreement” shall mean a letter agreement between the Sellers, the Buyer and the Bank substantially in the form of Exhibit IV attached hereto, as amended from time to time.

“Additional Purchased Mortgage Loans” shall mean Mortgage Loans or cash provided by a Seller to Buyer or its designee pursuant to Section 4 of this Repurchase Agreement.

“Adjustable Rate Mortgage Loan” shall mean a Mortgage Loan the Mortgage Interest Rate of which is adjusted from time to time in accordance with the terms of the related Mortgage Note.

“Adjusted Tangible Net Worth” shall mean Tangible Net Worth minus the excess of assets pledged to secure Securitization Debt over Securitization Debt, plus Qualified Subordinated Debt.

“Adjustment Date” shall mean the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Value” shall have the meaning specified in the Pricing Letter.

“Assignment and Acceptance” shall have the meaning specified in Section 22 hereof.

“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage to the party indicated therein.

“Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bank” shall mean JPMorgan Chase Bank, National Association, in its capacity as bank with respect to the Account Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean each day on which both (i) commercial banks in New York City and (ii) the New York Stock Exchange are open for business.

“Buyer” shall mean Liquid Funding, Ltd., its successors in interest and assigns.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the date of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Certified Copies” shall have the meaning assigned to such term in the Custodial Agreement.

“Change in Control” shall mean:

(A) any transaction or event as a result of which HomeBanc Corp. ceases to own, directly or indirectly, 100% of the stock of HomeBanc Mortgage Corporation;

(B) any transaction or event as a result of which HomeBanc Corp. is neither the Servicer nor owns, directly or indirectly, 100% of the stock of the Servicer;

(C) the sale, transfer, or other disposition of all or substantially all of a Person’s assets (excluding any such action taken in connection with any securitization transaction); or

(D) the consummation of a merger or consolidation of HomeBanc Corp. with or into another entity or any other corporate reorganization, if more than 25% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of HomeBanc Corp. immediately prior to such merger, consolidation or other reorganization.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Trust and Security Agreement” shall mean that certain Collateral Trust and Security Agreement, dated as of November 9, 2001, amended as of June 27, 2003 and further amended as of July 28, 2005, and as may be further amended, restated, supplemented or otherwise modified from time to time, among Buyer, the Security Trustee and Bear, Stearns Securities Corp., as securities intermediary.

“Collection Account” shall mean one or more accounts established by the Bank subject to an Account Agreement, into which all Income shall be deposited.

“Combined Loan to Value Ratio” or “CLTV” shall mean, with respect to any Second Lien Mortgage Loan, the sum of the original principal balance of such Mortgage Loan and the outstanding principal balance of any related first lien as of the date of origination of the Mortgage Loan, divided by the Appraised Value of the Mortgaged Property as of the origination date.

“Confirmation” shall mean a Confirmation Letter in the form of Exhibit I hereto.

“Costs” shall have the meaning specified in Section 16 hereof.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among the Sellers, Buyer and Custodian as the same may be amended from time to time.

“Custodian” shall mean JPMorgan Chase Bank, N.A., or any successor thereto under the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Delinquent Mortgage Loan” shall mean any Mortgage Loan as to which any Monthly Payment, or part thereof, remains unpaid for more than 30 days from the original Due Date for such Monthly Payment.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 27 hereof with respect to any or all of the Mortgage Loans, as desired by the Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement among Buyer, the Sellers, MERS and MERSCORP, Inc., to the extent applicable, as amended from time to time.

“Eligible Mortgage Loan” shall mean a Purchased Mortgage Loan which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement.

“Enforcement Event” will have the meaning specified in the Offering Circular dated March 1, 2006 for the Buyer’s Global Medium-Term Note Program. A copy of the relevant excerpt is attached hereto as Exhibit XI.

“ERISA” shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which such Person is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” shall have the meaning specified in Section 13.01 hereof.

“Event of Insolvency” shall mean, for any Person:

(a) that such Person or any Affiliate shall discontinue or abandon operation of its business; or

(b) that such Person or any Affiliate shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding shall not be dismissed within thirty (30) days after the filing or commencement thereof; or

(d) the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that such Person or any Affiliate shall become insolvent; or

(f) if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in, any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

“Event of Termination” shall, with respect to a Seller, mean (i) with respect to any Plan, a Reportable Event, or (ii) the withdrawal of such Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by such Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by such Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if such Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by such Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for such Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

“Exception Report” shall have the meaning set forth in the Custodial Agreement.

“Expenses” shall mean all present and future expenses reasonably incurred by or on behalf of the Buyer in connection with this Repurchase Agreement or any of the other Repurchase Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; reasonable attorneys’ fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

“Fannie Mae” shall mean Fannie Mae, f/k/a Federal National Mortgage Association, or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to the Sellers’ regulators.

“Financial Statements” shall mean, with respect to a Seller, the consolidated financial statements of such Seller prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by Ernst & Young LLP or such other independent certified public accountants approved by the Buyer (which approval shall not be unreasonably withheld).

“First Payment Default” shall mean, with respect to a Mortgage Loan, the failure of the Mortgagor to make the first Monthly Payment due under the Mortgage Loan on or before its scheduled Due Date, including any grace periods.

“Fitch” shall mean Fitch Ratings, Inc., or any successor thereto.

“Freddie Mac” shall mean Freddie Mac, f/k/a Federal Home Loan Mortgage Association, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board and American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by the accounting profession, which are applicable to circumstances as of the date of determination.

“Governmental Authority” shall mean any nation or government of any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by any of the foregoing.

“Ground Lease” shall mean the original executed instrument evidencing a leasehold estate with respect to a Mortgaged Property.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) Qualified Subordinated Debt or (iii) with respect to HomeBanc Corp., any payments made by HomeBanc Corp. to HomeBanc Mortgage Corporation under that certain Master Intercompany Promissory Note dated August 1, 2005 by HomeBanc Corp. in favor of HomeBanc Mortgage Corporation. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“High Cost Mortgage Loan” shall mean a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost”, “threshold”, “covered”, or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“HUD” shall mean the Department of Housing and Urban Development.

“Income” shall mean, with respect to any Mortgage Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

“Indebtedness” shall mean, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Indemnified Party” shall have the meaning specified in Section 16 hereof.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, any short sale of a U.S. Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or take-out commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller and an Affiliate of the Buyer, and acceptable to the Buyer.

“Late Payment Fee” shall mean the excess of the Price Differential paid as a result of its calculation at the Post-Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

“LIBOR Reset Rate” shall mean the rate for deposits in U.S. dollars for a period of one (1) month as such rate appears on Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two (2) “London Business Days” (meaning a day on which commercial banks are open for business in London, England) preceding a given Reset Date. If such rate does not appear on Telerate Page 3750, the applicable rate for that Reset Date shall be determined by reference to “USD-LIBOR-Reference Banks.” “USD-LIBOR-Reference Banks” means, for purposes of this definition, the rates at which deposits in U.S. dollars are offered by four (4)

reference banks selected by Buyer at approximately 11:00 a.m., London time, on the day that is two (2) London Business Days preceding a given Reset Date to prime banks in the London interbank market for a period equal to one (1) month commencing on that Reset Date and in an amount comparable to the Purchase Price of Transactions then outstanding. Buyer shall request the principal London office of each of the reference banks to provide a quotation of its LIBOR rate. If at least two such quotations are received, the rate for the Reset Date will be the arithmetic mean of such quotations. If fewer than two quotations are received, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City (selected by Buyer), at approximately 11:00 a.m. New York time on that Reset Date, for loans in U.S. dollars to leading European banks for a period of one (1) month commencing on that Reset Date and in an amount comparable to the Purchase Price of Transactions then outstanding.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Liquidity” shall mean, with respect to HomeBanc Corp. or any of its Subsidiaries, such Person’s unencumbered cash and Cash Equivalents plus (x) ninety-five percent (95%) of the value of performing Mortgage Loans owned by such Person and held for sale or held for investment that have not been pledged or otherwise encumbered and (y) the sum of the unused borrowing availability under such Person’s committed mortgage warehouse credit agreements to the extent (if any) that the collateral value of the collateral that has been pledged to secure the debt to the lenders under such credit agreements exceeds the outstanding borrowings thereunder; all determined on a consolidated basis.

“Mandatory Early Repurchase Amount” shall have the meaning specified in Section 14.

“Mandatory Early Repurchase Date” shall have the meaning specified in Section 14.

“Margin Call” shall have the meaning specified in Section 4.

“Margin Deficit” shall have the meaning specified in Section 4.

“Market Value” shall mean, as of any date with respect to any Purchased Mortgage Loan, the price at which such Mortgage Loan could readily be sold (under the circumstances) as determined by the Buyer in its sole good faith discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of any Seller, (b) the ability of a Seller to perform its obligations under any of the Repurchase Documents, (c) the validity or enforceability of any of the Repurchase Documents or (d) the rights and remedies of the Buyer or any Affiliate under any of the Repurchase Documents.

“Maximum Purchase Price” shall mean $300,000,000.00.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” shall mean the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien or second lien on real property and other property and rights incidental thereto.

“Mortgage File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit VI hereto.

“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” shall mean any first lien or second lien, one-to-four-family residential mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder, which in no event shall include any mortgage loan which (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit life or accident and health insurance or disability insurance, or (c) is a High Cost Mortgage Loan.

“Mortgage Loan Schedule” shall mean with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by the applicable Seller and delivered to Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit V attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to the Buyer.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Non-Recourse Subsidiary” shall mean any consolidated Subsidiary of HomeBanc Corp. which is designated by HomeBanc Corp. in a commercially reasonable manner and identified as a Non-Recourse Subsidiary by it in its most recent quarterly financial reports to the Buyer.

“Non-Recourse Subsidiary Debt” shall mean Total Liabilities incurred by a Subsidiary of HomeBanc Corp., such that any claims by any creditor in connection with such Total Liabilities are limited to the assets of such Subsidiary or the assets of a Non-Recourse Subsidiary without regard to the assets of HomeBanc Corp.

“Obligations” shall mean (a) any amounts due and payable by a Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Repurchase Documents and (b) all other obligations or amounts due and payable by a Seller to the Buyer or an Affiliate of Buyer under any other contract or agreement.

“Originator” shall mean HomeBanc Mortgage Corporation.

“Other Taxes” shall have the meaning set forth in Section 7(b) hereof.

“Payment Date” shall mean the first day of each month, or if such date is not a Business Day, the Business Day immediately preceding the first day of the month.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Advance Repurchase Payment” shall have the meaning specified in Section 5.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean, with respect to any Person, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established or maintained by such Person or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Agreement with respect to certain Mortgage Loans.

“Post-Default Rate” shall mean a rate equal to the sum of (a) the Pricing Rate and (b) two percent (2.00%).

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by the applicable Seller to Buyer with respect to such Transaction).

“Pricing Letter” shall mean that certain letter agreement among the Buyer and the Sellers, dated as of March 27, 2006, as amended from time to time.

“Pricing Rate” shall mean a rate per annum equal to the sum of (a) the LIBOR Reset Rate plus (b) the Pricing Spread.

“Pricing Spread” shall have the meaning specified in the Pricing Letter and/or the relevant Confirmation, as applicable.

“Principal Paydown Payments” shall mean payments of principal, including full and partial prepayments, related to the Purchased Mortgage Loans, remitted by a Seller on the Principal Payment Date.

“Principal Payment Date” shall mean the tenth (10th) day of each month.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean the date on which Purchased Mortgage Loans are transferred by a Seller to the Buyer or its designee.

“Purchase Price” shall mean the aggregate Asset Value of the Purchased Mortgage Loans on the Purchase Date, and thereafter, except where Buyer and the applicable Seller agree otherwise, such Purchase Price decreased by the amount without duplication, of any cash, Income and Periodic Advance Repurchase Payments and Principal Paydown Payments actually received by Buyer pursuant to Section 5 or applied to reduce such Seller’s obligations under Section 4(b) hereof.

“Purchased Mortgage Loan Payment Report” shall mean a report in an electronic format, delivered on each Principal Payment Date in the form of Exhibit IX.

“Purchased Mortgage Loan Report” shall mean a report, delivered with each Transaction Request, on Friday of each week, or upon the request of the Buyer, including a

Mortgage Loan Schedule in the form of Exhibit V hereto, setting forth information with respect to the Purchased Mortgage Loans (and Mortgage Loans proposed to be the subject of a Transaction on the related Purchase Date, if applicable).

“Purchased Mortgage Loans” shall mean the Mortgage Loans sold by a Seller to Buyer in a Transaction, and any Additional Purchased Mortgage Loans as evidenced by a Confirmation and a Trust Receipt.

“Qualified Insurer” shall mean a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and acceptable under the Underwriting Guidelines.

“Qualified Subordinated Debt” shall mean Indebtedness (including, without limitation, any junior subordinated debentures and guaranties related to the issuance of trust preferred securities by one or more trusts that are Affiliates of HomeBanc Corp. or its respective Affiliates), of either HomeBanc Corp. or HomeBanc Mortgage Corporation to any Person (i) the papers evidencing, securing, governing or otherwise related to which Indebtedness impose covenants and conditions on the debtor under them that are no more restrictive or onerous than the covenants and conditions imposed on HomeBanc Corp. and HomeBanc Mortgage Corporation by this Repurchase Agreement, (ii) that by its terms is subordinated to the Obligations, and (iii) the principal of which is not due and payable until ninety (90) days or more after the Termination Date.

“Rating Agency” shall mean any of S&P, Moody’s or Fitch.

“Register” shall have the meaning specified in Section 22 hereof.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Sellers or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the mortgage notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

“Repurchase Agreement” shall mean this Master Repurchase Agreement between the Buyer and the Sellers, dated as of the date hereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Repurchase Assets” shall have the meaning provided in Section 8 hereof.

“Repurchase Date” shall mean the date on which a Seller is to repurchase the Purchased Mortgage Loans subject to a Transaction from Buyer as specified in the related Confirmation, or if not so specified on a date requested pursuant to Section 3(d) or on the Termination Date, including any date determined by application of the provisions of Sections 3, 14 or 15, which in no event shall be later than the Termination Date. If the Transaction is “open”, the Repurchase Date shall be one (1) Business Day after the date upon which either Buyer (in its sole discretion) or the applicable Seller (in its sole discretion) provides to the other written notice of its intention to sell or repurchase, as applicable, the applicable Mortgage Loans; provided that the Repurchase Date shall not, in any event, exceed 364 days from the date hereof.

“Repurchase Documents” shall mean this Repurchase Agreement, the Pricing Letter, the Custodial Agreement and the Account Agreement.

“Repurchase Price” shall mean the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee to the applicable Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of (i) the Purchase Price, (ii) the Price Differential and (iii) (A) if the Repurchase Date occurs pursuant to Section 15 of the Repurchase Agreement, any amounts Seller owes the Buyer under Sections 15(a)(v)(ii) and (iii) of the Repurchase Agreement and (B) for purposes of Section 4 of the Repurchase Agreement, any amounts Seller would owe the Buyer under Sections 15(a)(v)(ii) and (iii) of the Repurchase Agreement if the Repurchase Agreement were to be terminated on the applicable date, in each case as determined by Buyer in its sole discretion acting in good faith, each as of the date of determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date” shall mean, if applicable, the date on which the LIBOR Reset Rate is reset with respect to a Transaction, which date shall be the first day of each month or such other date as Buyer may specify in the Confirmation for such Transaction (or, if such date is not a Business Day, the next following Business Day, unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day).

“Responsible Officer” shall mean, as to any Person, the chief executive officer, the chief financial officer, the treasurer or the chief operating officer of such Person.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies Inc., or any successor thereto.

“Second Lien Mortgage Loan” shall mean a Mortgage Loan secured by a second lien on the related Mortgaged Property.

“Security Trustee” means JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), or such other person as may then be acting as security trustee for certain of Buyer’s creditors pursuant to the terms of the Collateral Trust and Security Agreement.

“Securitization Debt” shall mean the outstanding principal amount of Total Liabilities recorded on the consolidated financial statements of HomeBanc Corp. in connection with the securitization of assets by HomeBanc Corp. or any of its Subsidiaries and with respect to which there is no recourse to HomeBanc Corp. or any Subsidiary (except Non-Recourse Subsidiaries) of HomeBanc Corp. except for breaches of typical seller’s representation and warranties made by HomeBanc Corp. or any of its Subsidiaries in connection with the securitization of assets.

“Seller” shall mean each of HomeBanc Corp. and HomeBanc Mortgage Corporation.

“Sellers” shall mean HomeBanc Corp. and HomeBanc Mortgage Corporation, collectively.

“Servicer” shall mean HomeBanc Corp., or any successor in interest thereto.

“Servicer Termination Event” shall mean the failure of a Seller to perform the duties set forth in Section 17 of the Repurchase Agreement, or to cause such duties to be performed in accordance with Section 17 of the Repurchase Agreement.

“Single-Employer Plan” shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” shall mean with respect to any Person at any date, the excess of the total assets (including, without limitation, aggregate investments in nonconsolidated Subsidiaries and Affiliates to include common equity interests issued by Affiliates of such Person) of such Person over the liabilities of such Person on such date, each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements (“Net Worth”) minus goodwill.

“Taxes” shall have the meaning set forth in Section 7(a) hereof.

“Termination Date” shall mean March 27, 2007, or such later date as to which the parties hereto shall agree in writing.

“Termination Event” shall have the meaning set forth in Section 13.02 hereof.

“Total Liabilities” shall mean, with respect to any Person at any date, (a) the total liabilities of such entity, determined in accordance with GAAP, and (b) all indebtedness or other obligations, including guaranteed obligations of such entity, for borrowed money or for the deferred purchase price of property or services not included in total liabilities.

“Total Recourse Liabilities” shall mean Total Liabilities minus Non-Recourse Subsidiary Debt and Securitization Debt.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Request” shall mean a request from a Seller to Buyer to enter into a Transaction.

“Trust Receipt” shall have the meaning assigned to such term in the Custodial Agreement.

“Underwriting Guidelines” shall mean, with respect to any Purchased Mortgage Loan, the underwriting guidelines of the Originator applicable to such Purchased Mortgage Loan.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Wet Funded Mortgage Loan” shall mean a Mortgage Loan which is either (a) a “table funded” Mortgage Loan for which Buyer is providing funding to a Seller at the closing table, or (b) a closed Mortgage Loan for which the applicable Seller has not yet delivered a note and an assignment to the purchaser.

SECTION 3. INITIATION; TERMINATION

(a) Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from the Sellers any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:

(i) The following Repurchase Documents delivered to the Buyer:

(A) Repurchase Agreement. This Repurchase Agreement, duly executed by the parties thereto;

(B) Pricing Letter. The Pricing Letter, duly executed by the parties thereto;

(C) Custodial Agreement. The Custodial Agreement, duly executed by the parties thereto;

(D) Account Agreement. An Account Agreement, duly executed by the parties thereto; and

(E) Electronic Tracking Agreement. To the extent the Sellers are selling Mortgage Loans which are registered on the MERS System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto, in full force and effect, free of any modification, breach or waiver.

(ii) Opinions of Counsel.

(A) An opinion or opinions of outside counsel to the Sellers and the Servicer to the effect and in form and substance as the Buyer may reasonably request.

(iii) Seller Organizational Documents. A certificate of corporate existence of each of the Sellers delivered to Buyer prior to the Effective Date and certified copies of the charter and by-laws (or equivalent documents) of each of the Sellers and of all corporate or other authority for each of the Sellers with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by the Sellers from time to time in connection herewith.

(iv) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(v) Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines certified by an officer of each of the Sellers.

(vi) PMI Master Policies. A true and correct copy of any PMI master insurance policies covering any of the Purchased Mortgage Loans certified by an officer of each of the Sellers.

(vii) Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b) Conditions Precedent to all Transactions. Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i) Buyer shall have executed and delivered a Confirmation in accordance with the procedures set forth in Section 3(c);

(ii) No Termination Event, Enforcement Event, Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

(iii) Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Sellers in Section 11 hereof, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iv) After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Repurchase Agreement shall not exceed the Maximum Purchase Price;

(v) After giving effect to the requested Transaction, there shall have been no more than three (3) Transactions per week;

(vi) After giving effect to the requested Transaction, the Asset Value of all Purchased Mortgage Loans exceeds the aggregate Repurchase Price for such Transactions;

(vii) After giving effect to the requested Transaction, the total number of Purchased Mortgage Loans relating to all Transactions under this Repurchase Agreement is at least 150 Purchased Mortgage Loans;

(viii) Such Transaction has a Purchase Price of at least $10,000,000;

(ix) On or prior to 10:00 a.m. (New York time) on the date which is one (1) Business Day prior to the related Purchase Date, the applicable Seller shall have delivered to the Buyer (a) a Transaction Request, and (b) a Purchased Mortgage Loan Report;

(x) The applicable Seller shall have delivered to the Custodian the Mortgage File with respect to each Purchased Mortgage Loan and the Custodian shall have issued a Trust Receipt with respect to each such Purchased Mortgage Loan to the Buyer;

(xi) The Buyer shall have received all fees and expenses of counsel to the Buyer as contemplated by Sections 16(b) and 27 which amounts, at the Buyer’s option, may be withheld from the proceeds remitted by Buyer to the applicable Seller pursuant to any Transaction hereunder;

(xii) None of the following shall have occurred and/or be continuing:

(A) an event or events shall have occurred in the good faith determination of the Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in the Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B) there shall have occurred a material adverse change in the financial condition of the Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of the Buyer to fund its obligations under this Repurchase Agreement; and

(xiii) Buyer shall have received a true and correct copy of the Underwriting Guidelines applicable to the Purchased Mortgage Loans.

(xiv) Each Transaction Request delivered by a Seller hereunder shall constitute a certification by the Sellers that all of the conditions set forth in this Section 3(b) (other than clause (xii) hereof) have been satisfied (both as of the date of such notice or request and as of the date of such purchase).

(c) Initiation; Confirmation.

(i) The applicable Seller shall deliver a Transaction Request to the Buyer on or prior to 3:00 p.m. (New York time) on the date which is one (1) Business Day prior to the date of entering into any Transaction. Such Transaction Request shall include a Purchased Mortgage Loan Report with respect to the Mortgage Loans to be sold in such requested Transaction. Buyer shall confirm the terms of each Transaction by issuing a written confirmation to the applicable Seller promptly after the parties enter into such Transaction in the form of Exhibit I attached hereto (a “Confirmation”). Such Confirmation shall set forth (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rate applicable to the Transaction and (E) additional terms or conditions not inconsistent with this Repurchase Agreement. Each relevant Seller shall execute and return the Confirmation to Buyer via facsimile on or prior to 5:00 p.m. (New York time) on the date which is one (1) Business Day prior to the related Purchase Date, with the executed and acknowledged original Confirmation to follow via overnight delivery (and in any event to arrive no later than 48 hours after the related Purchase Date).

(ii) The Repurchase Date for each Transaction shall not be later than the date which is 120 days after the related Purchase Date and shall in no event be later than the Termination Date.

(iii) Each Confirmation, together with this Repurchase Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by the relevant Seller no more than two (2) Business Days after the date the

Confirmation was received by such Seller or unless a corrected Confirmation is sent by Buyer. A written objection sent by a Seller must state specifically that such writing is an objection pursuant to this Section 3(c)(iii), must specify the provision(s) being objected to by such Seller, must set forth such provision(s) in the manner that such Seller believes they should be stated, and must be received by Buyer no more than two (2) Business Days after the Confirmation was received by such Seller.

(iv) Subject to the terms and conditions of this Repurchase Agreement, during such period the Seller may sell, repurchase and resell Eligible Mortgage Loans hereunder.

(v) In no event shall a Transaction be entered into when the Repurchase Date for such Transaction would be later than the Termination Date.

(vi) No later than 12:00 noon (New York time) on the Business Day prior to the requested Purchase Date, the applicable Seller shall deliver to the Custodian the Mortgage Loan File pertaining to each Eligible Mortgage Loan to be purchased by the Buyer.

(vii) Subject to the provisions of this Section 3, the Purchase Price will then be made available to the applicable Seller by the Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

(d) Repurchase

(i) A Seller may repurchase Purchased Mortgage Loans without penalty or premium on any date. The Repurchase Price payable for the repurchase of any such Purchased Mortgage Loan shall be reduced as provided in Section 5(d). If a Seller intends to make such a repurchase, such Seller shall give one (1) Business Day’s prior written notice thereof to the Buyer, designating the Purchased Mortgage Loans to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Mortgage Loans.

(ii) On the Repurchase Date, termination of the Transaction will be effected by reassignment to the applicable Seller or its designee of the Purchased Mortgage Loans (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Section 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer. The applicable Seller is obligated to obtain the Mortgage Files from Buyer or its designee at such Seller’s expense on the Repurchase Date.

SECTION 4. MARGIN AMOUNT MAINTENANCE

(a) The Buyer shall determine the Asset Value of the Purchased Mortgage Loans, in its sole discretion, on a daily basis, or at such other intervals as determined by the Buyer in its sole discretion.

(b) If at any time the aggregate Asset Value of all related Purchased Mortgage Loans subject to all Transactions is less than the aggregate Repurchase Price for all such Transactions (a “Margin Deficit”), then Buyer may by notice to a Seller (as such notice is more particularly set forth below, a “Margin Call”), require the Sellers to transfer to Buyer or its designee cash or Eligible Mortgage Loans approved by the Buyer in its sole discretion (“Additional Purchased Mortgage Loans”) so that the aggregate Asset Value of the Purchased Mortgage Loans, including any such Additional Purchased Mortgage Loans or cash, will thereupon equal or exceed the aggregate Repurchase Price for all Transactions. If Buyer delivers a Margin Call to a Seller on or prior to 10:00 a.m. (New York time) on any Business Day, then the Sellers shall transfer cash or Additional Purchased Mortgage Loans to Buyer no later than 5:00 p.m. (New York time) on that Business Day. In the event the Buyer delivers a Margin Call to a Seller after 10:00 a.m. (New York time) on any Business Day, the Sellers shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 5:00 p.m. (New York City time) on the subsequent Business Day.

(c) Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d) Any cash transferred to the Buyer pursuant to Section 4(b) above shall, at the relevant Seller’s election, either (i) be treated as if it constituted a transfer of Mortgage Loans (with a Market Value equal to the Dollar amount of such cash) pursuant to Section 4(b) above (including for purposes of the definition of “Additional Purchased Mortgage Loans”), or (ii) be credited to the Repurchase Price of the related Transaction.

(e) Margin Calls may be made orally by telephone directly to one of the individuals set forth in the applicable Confirmation.

SECTION 5. INCOME PAYMENTS

(a) Notwithstanding that Buyer and the Sellers intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans (provided, however, that the parties intend to treat the Transactions as Indebtedness for accounting and tax purposes), the Sellers shall pay to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by a Seller to Buyer) plus the amount of any unpaid Margin Deficit (each such payment, a “Periodic Advance Repurchase Payment”) on each Payment Date. Notwithstanding the preceding sentence, if a Seller fails to make all or part of the Periodic Advance Repurchase Payment by 5:00 p.m. (New York time) on any Payment Date, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by Buyer.

(b) The Sellers shall hold for the benefit of, and in trust for, Buyer all income, including, without limitation, all Income, received by or on behalf of the Sellers with respect to Purchased Mortgage Loans. Each Seller shall deposit such Income in a separate and distinct deposit account (the title of which shall indicate that the funds therein are being held in trust for Buyer) (each a “Collection Account”) with a financial institution acceptable to Buyer and subject to the Account Agreement. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of the relevant Seller, any other Seller or any Affiliate of any Seller except as expressly permitted above. Funds deposited in a Collection Account during any month shall be held therein, in trust for the Buyer, until the next Payment Date. Subject to the terms of the Account Agreement, the Sellers shall withdraw any funds on deposit in any Collection Account and apply such funds as follows:

(i) On each Payment Date:

(A) first, to the payment of all costs and fees payable by the Sellers pursuant to this Repurchase Agreement;

(B) second, to the Buyer in payment of any accrued and unpaid Price Differential;

(C) third, without limiting the rights of Buyer under Section 4 of this Repurchase Agreement, to the Buyer, subject to the provisions of Section 4 of this Repurchase Agreement, in the amount of any unpaid Margin Deficit; and

(D) fourth, to the applicable Seller.

(ii) On each Principal Payment Date:

(A) first, to the Buyer in payment of any unpaid Margin Deficit;

(B) second, to the Buyer the Principal Paydown Payments; and

(C) third, to the applicable Seller.

(c) Notwithstanding the preceding provisions, if an Event of Default has occurred, all funds in the Collection Account shall be withdrawn and applied as determined by the Buyer.

(d) Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Section 5(a), excluding any Late Payment Fees paid and any Periodic Advance Repurchase Payments made at the Post-Default Rate pursuant to Section 5(a).

SECTION 6. REQUIREMENTS OF LAW

(a) If the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and bye-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Buyer to any tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction (excluding net income taxes) or change the basis of taxation of payments to the Buyer in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Reset Rate hereunder; or

(iii) shall impose on the Buyer any other condition; and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the applicable Seller shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

(b) If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and bye-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the applicable Seller shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

(c) If the Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the applicable Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the applicable Seller shall be conclusive in the absence of manifest error.

SECTION 7. TAXES.

(a) All payments made by the Sellers under this Repurchase Agreement shall be made free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein (“Taxes”), excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on a Seller by the state or foreign jurisdiction under the laws of which such Buyer is organized or of its principal office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement or any of the other Repurchase Documents (all such nonexcluded Taxes, “Non-Excluded Taxes”). If any

Seller shall be required to deduct or withhold any Taxes from or in respect of any amount payable hereunder, (i) such Seller shall make such deductions or withholdings, (ii) such Seller shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) with respect to any Non-Excluded Taxes, the amount payable shall be increased by an amount (the “additional amount”) necessary so that the Buyer shall receive a net amount equal to the amount it would have received had no such deductions or withholdings in respect of Non-Excluded Taxes been made.

(b) In addition, the Sellers agree to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes and similar fees) that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c) The Sellers will indemnify the Buyer for the full amount of Non-Excluded Taxes (including additional amounts with respect thereto) and Other Taxes paid by the Buyer, provided that the Buyer shall have provided the Sellers with evidence, reasonably satisfactory to the Sellers, of payment of Non-Excluded Taxes or Other Taxes, as the case may be.

(d) As soon as practicable after the date of any payment of Taxes or Other Taxes by a Seller to the relevant Governmental Authority, such Seller will deliver to the Buyer the original or a certified copy of the receipt issued by such Governmental Authority evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of the Sellers hereunder, the agreements and obligations of the Sellers contained in this Section 7 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

SECTION 8. SECURITY INTEREST

Although the parties intend that all Transactions hereunder be sales and purchases and not loans (provided, however, that the parties intend to treat Transactions as Indebtedness for accounting and tax purposes), in the event any such Transactions are deemed to be loans, the Sellers hereby pledge to Buyer as security for the performance by the Sellers of their Obligations and hereby grant, assign and pledge to Buyer a security interest in all of the Sellers’ right, title and interest in, to and under the Purchased Mortgage Loans, the Records, the Repurchase Documents (to the extent such Repurchase Documents and the Sellers’ right thereunder relate to the Purchased Mortgage Loans), any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance, any Income relating to any Purchased Mortgage Loan, the Collection Accounts and all amounts held therein, any Interest Rate Protection Agreements relating to any Purchased Mortgage Loan, any accounts relating to any Purchased Mortgage Loan, and any other contract rights, accounts (including any interest of any Seller in escrow accounts), payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Purchased Mortgage Loan and any other assets relating to the Purchased Mortgage Loans or any interest in the Purchased Mortgage Loans, all collateral under any other secured debt facility between any Seller or any of its Affiliates on the one hand and the Buyer or the Buyer’s Affiliates on the other, and any proceeds (including the related securitization proceeds) and distributions and any other property, rights, title or interests as are specified on a Trust Receipt with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created, and wherever located (collectively, the “Repurchase Assets”).

The Sellers hereby authorize the Buyer to file such financing statement or statements relating to the Repurchase Assets without any Seller’s signature thereon as the Buyer, at its option, may deem appropriate. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

SECTION 9. PAYMENT, TRANSFER AND CUSTODY

(a) Unless otherwise mutually agreed in writing, all transfers of funds to be made by any Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer at JPMorgan Chase Bank, N.A.: Account No. 140-0-96497, account name: BEAR STEARNS SECURITIES CO, FAO LIQUID FUNDING, ABA No. 021000021, not later than 3:00 p.m. New York time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Each Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b) On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to the Buyer or its designee against the simultaneous transfer of the Purchase Price to the following account of the Sellers (or as otherwise directed by the applicable Seller): Account No. 113207592, for the account of HomeBanc Corp. or Account No.: 113397849, for the account of HomeBanc Mortgage Corporation, each at JPMorgan Chase Bank, National Association, ABA No. 021000021, Attn: Treasury Dept., not later than 5:00 p.m. New York City time, simultaneously with the delivery to the Buyer of the Purchased Mortgage Loans relating to such Transaction. With respect to the Purchased Mortgage Loans being sold by a Seller on a Purchase Date, such Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of such Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

(c) In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, the applicable Seller shall deliver or cause to be delivered and released to Buyer or its designee the Mortgage File for the related Purchased Mortgage Loans.

SECTION 10. HYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOAN

Title to all Purchased Mortgage Loans and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans. Nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Mortgage Loans. Nothing contained in this Repurchase Agreement shall obligate the Buyer to segregate any Purchased Mortgage Loans delivered to the Buyer by a Seller.

SECTION 11. REPRESENTATIONS

The Sellers jointly and severally represent and warrant to the Buyer that as of the Purchase Date for any Purchased Mortgage Loans purchased by the Buyer from a Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

(a) Acting as Principal. Each Seller will engage in Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(b) No Broker. The Sellers have not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Repurchase Agreement.

(c) Financial Statements. The Sellers have heretofore furnished to the Buyer a copy of HomeBanc Corp.’s consolidated balance sheet and the consolidated balance sheets of HomeBanc Corp.’s consolidated Subsidiaries for the fiscal year ended December 31, 2005 and the related consolidated statements of income and retained earnings and of cash flows for HomeBanc Corp. and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Ernst & Young LLP. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of HomeBanc Corp. and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2005, there has been no material adverse change in the consolidated business, operations or financial condition of HomeBanc Corp. and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is any Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change. HomeBanc Corp. does not have, on the date of the statements delivered pursuant to this section (the “Statement Date”), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of HomeBanc Corp. except as heretofore disclosed to the Buyer in writing.

(d) Organization, Etc. HomeBanc Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. HomeBanc Mortgage Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller (a) has all requisite company or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Repurchase Documents.

(e) Authorization, Compliance, Etc. The execution and delivery of, and the performance by each Seller of its obligations under, the Repurchase Documents to which it is a party (a) are within each Seller’s powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which such Seller is a party, or by which it or any of its properties, any of the Repurchase Assets is bound or to which any of them is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Repurchase Document, result in the creation or imposition of any Lien upon any of the property or assets of such Seller pursuant to, any such indenture, agreement, document or instrument. None of the Sellers is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Repurchase Documents to which it is a party.

(f) Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting any Seller or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of a Seller before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $500,000, (iii) individually or in the aggregate, if adversely determined, would have a Material Adverse Effect, or (iv) requires filing with the SEC in accordance with its regulations.

(g) Purchased Mortgage Loans.

(i) The applicable Seller has not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the sale of such Mortgage Loan to the Buyer, the applicable Seller was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder.

(ii) The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Buyer or to create in favor of the Buyer a valid fully perfected first priority security interest in all right, title and interest of the Sellers in, to and under the Repurchase Assets.

(h) Chief Executive Office/Jurisdiction of Incorporation. The Sellers’ chief executive office is located at 2002 Summit Boulevard, Suite 100, Atlanta, GA, 30319. The jurisdiction of incorporation of HomeBanc Corp. is the State of Georgia. The jurisdiction of incorporation of HomeBanc Mortgage Corp. is the State of Delaware.

(i) Location of Books and Records. The location where the Sellers keep their books and records, including all computer tapes and records related to the Repurchase Assets, is the chief executive office specified in Section 11(h) above.

(j) Filing and Payment of Taxes. Each Seller has filed on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules that are required to be filed by or in respect of it and has timely paid all taxes due pursuant to such returns, reports or other information statements or schedules or pursuant to any assessment received by it, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of each Seller in respect of taxes and other governmental charges are adequate.

(k) Enforceability. This Repurchase Agreement and all of the other Repurchase Documents executed and delivered by the Sellers in connection herewith are legal, valid and binding obligations of each Seller and are enforceable against each Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

(l) Ability to Perform. Each of the Sellers does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents to which it is a party on its part to be performed.

(m) Material Adverse Effect. Since December 31, 2005, there has been no development or event nor, to the Sellers’ knowledge, any prospective development or event, which has had or could have a Material Adverse Effect.

(n) No Default. No Default or Event of Default has occurred and is continuing.

(o) Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Originator.

(p) Adverse Selection. The Sellers have not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(q) Accurate and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Seller to the

Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of a Seller to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

(r) Margin Regulations. The use of all funds acquired by a Seller under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(s) Investment Company. None of the Sellers is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Solvency. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of each Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of such Seller in accordance with GAAP) of such Seller and such Seller is solvent and, after giving effect to the transactions contemplated by this Repurchase Agreement and the other Repurchase Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. Each Seller does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. None of the Sellers is contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

(u) ERISA.

(i) No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by any Seller to be incurred by any Seller or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii) No Plan which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. Neither any Seller nor any ERISA Affiliate thereof is (x) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 401(a) (29) of the Code or Section 307 of ERISA, or (y) subject to a Lien in favor of such a Plan under Section 302(f) of ERISA.

(iii) Each Plan of a Seller, each of their Subsidiaries and each of their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(iv) Neither any Seller nor any of its Subsidiaries has incurred a tax liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA in respect of any Plan which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v) Neither any Seller nor any of its Subsidiaries or any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan which will result in withdrawal liability to any Seller, any of their Subsidiaries or any ERISA Affiliate thereof in an amount that could reasonably be expected to have a Material Adverse Effect.

(v) Plan Assets. None of the Sellers is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in the Seller’s hands.

SECTION 12. COVENANTS

On and as of the date of this Repurchase Agreement and each Purchase Date and until this Repurchase Agreement is no longer in force with respect to any Transaction, the Sellers jointly and severally covenant as follows:

(a) Preservation of Existence; Compliance with Law. Each Seller shall:

(i) Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii) Comply with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(iii) Maintain all licenses, permits or other approvals necessary for such Seller to conduct its business and to perform its obligations under the Repurchase Documents, and shall conduct its business strictly in accordance with applicable law; and

(iv) Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.

(b) Taxes, Etc.

(i) Each Seller shall pay and discharge or cause to be timely paid and discharged, when due, or adequately reserve for the payment of, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Repurchase Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof.

(ii) Each Seller shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it and pay all taxes due pursuant to such returns, reports and other information statements or schedules or pursuant to any assessment received by it, except for any such taxes as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.

(c) Notice of Proceedings or Adverse Change. The Sellers shall give notice to the Buyer promptly after a responsible officer of any Seller has any knowledge of:

(i) the occurrence of any Default or Event of Default;

(ii) the occurrence of any Servicer Termination Event;

(iii) (A) any default or event of default under any Indebtedness of any Seller or the Servicer, or (B) any litigation, investigation, regulatory action or proceeding that is pending or threatened by or against any Seller or the Servicer in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, or (C) any Material Adverse Effect with respect to any Seller or the Servicer;

(iv) (A) any litigation or proceeding that is pending or threatened against any Seller or the Servicer in which the amount involved exceeds $500,000 and is not covered by insurance, in which injunctive or similar relief is sought, or which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (B) any litigation or proceeding that is pending or threatened in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; or

(v) the occurrence of any of the following events:

(A) a change in the insurance coverage of any Seller or the Servicer, with a copy of evidence of same attached;

(B) any material change in accounting policies or financial reporting practices of any Seller or the Servicer;

(C) the termination or nonrenewal of any debt facilities of any Seller or the Servicer which have a maximum principal amount (or equivalent) available of more than $25,000,000;

(D) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Repurchase Document) on, or claim asserted against, any of the Repurchase Assets; or

(E) any other event, circumstance or condition that has resulted, or has a reasonable possibility of resulting, in a Material Adverse Effect.

(d) Repurchase Asset Documents. Each Seller shall promptly after such Seller receives any of the same, deliver to the Buyer a true, complete and correct copy of any schedule, report, notice or any other document delivered to such Seller by any Person pursuant to, or in connection with, any of the Repurchase Assets (each, a “Repurchase Asset Document”). In the case (i) of Repurchase Asset Documents which contain material information with respect to a Repurchase Asset, the relevant Seller shall deliver such copy of a Repurchase Asset Document to Buyer no later than five (5) Business Days following such Seller’s receipt of the same and (ii) all other Repurchase Asset Documents, the relevant Seller shall deliver such copy of a Repurchase Asset Document to Buyer no later than ten (10) Business Days following such Seller’s receipt of the same.

(e) Financial Reporting. Each Seller shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Buyer:

(i) Within one hundred twenty (120) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of HomeBanc Corp. for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

(ii) Within sixty (60) days after the close of each of HomeBanc Corp.’s first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for the period from the beginning of such fiscal year to the end of such fiscal year, subject, however, to year end adjustments;

(iii) Within forty-five (45) days after the end of each calendar month, the unaudited balance sheets of HomeBanc Corp. as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for HomeBanc Corp. for such period and the portion of the fiscal year through the end of such period, subject, however, to year end adjustments;

(iv) Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsections (i) and (ii) above, or monthly upon Buyer’s request, a certificate in the form of Exhibit VIII hereto and certified by an executive officer of HomeBanc Corp.;

(v) If applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by such Seller, within 5 Business Days of their filing with the SEC; provided, that such Seller or any Affiliate will provide the

Buyer with a copy of the annual 10-K filed with the SEC by such Seller or its affiliates, no later than 90 days after the end of the year; and

(vi) Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of such Seller as the Buyer may reasonably request.

(f) Visitation and Inspection Rights. Each Seller shall permit the Buyer and representatives of the Buyer to inspect, and to discuss with such Seller’s officers, agents and auditors, the affairs, business, finances and accounts of such Seller, the Repurchase Assets, and such Seller’s books and records, and to make copies, extracts, abstracts and reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable (but no less than three (3) Business Days) prior notice (provided, that upon the occurrence of an Event of Default or Buyer has a good faith belief that an Event of Default shall occur, no notice shall be required), and (iii) at the expense of the Buyer to discuss with its officers, its affairs, business, finances, and accounts (provided, that upon the occurrence of an Event of Default or in the event that the Buyer has a good faith belief that an Event of Default shall occur, such expense shall be assumed by the applicable Seller).

(g) Reimbursement of Expenses. On the date of execution of this Repurchase Agreement, the Sellers shall reimburse the Buyer for all expenses incurred by the Buyer on or prior to such date. From and after such date, the Sellers shall promptly reimburse the Buyer for all expenses as the same are incurred by the Buyer and within thirty (30) days of the receipt of invoices therefor.

(h) Further Assurances. Each Seller shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Repurchase Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. Each Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. Each Seller will not allow any default for which such Seller is responsible to occur under any Repurchase Assets or any Repurchase Document and each Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents.

(i) True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of each Seller, the Servicer or any of their Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of any Seller are and will be true and complete and do not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by each Seller and the Servicer to the Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or if applicable to SEC filings, the appropriate SEC accounting requirements.

(j) ERISA Events.

(i) Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of a Seller or any ERISA Affiliate thereof or any combination of such entities in excess of $500,000, the Sellers shall give the Buyer a written notice specifying the nature thereof, what action the applicable Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ii) Promptly upon receipt thereof, the Sellers shall furnish to the Buyer copies of (A) all notices received by any Seller or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (B) all notices received by any Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $500,000; and (C) all funding waiver requests filed by any Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $500,000, and all communications received by any Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(k) Hedging. If requested by the Buyer in writing, the applicable Seller shall have entered into Interest Rate Protection Agreements, in an amount in accordance with the Buyer’s written request, with Buyer or any Affiliate, having terms with respect to protection against fluctuations in interest rates reasonably acceptable to the Buyer.

(l) No Adverse Selection. The Sellers shall not select Eligible Mortgage Loans to be sold to Buyer as Purchased Mortgage Loans using any type of adverse selection or other selection criteria which would adversely affect the Buyer.

(m) Purchased Mortgage Loan Report. On the 5th Business Day of each calendar week, or with such greater frequency as requested by Buyer, each applicable Seller shall provide to Buyer, electronically, in a format mutually acceptable to Buyer, a Purchased Mortgage Loan Report. The Sellers shall not cause any Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to each Seller with the execution of this Repurchase Agreement.

(n) Insurance. Each Seller shall continue to maintain insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount for such Seller at least equal to $5,000,000. Each Seller shall maintain a fidelity bond in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The applicable Seller shall notify the Buyer of any material change in the terms of any such fidelity bond or insurance policy.

(o) Books and Records. Each Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(p) Security Interest. Each Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Sellers will not allow any default for which any Seller is responsible to occur under any Repurchase Assets or any Repurchase Documents and each Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents.

(q) Illegal Activities. The Sellers shall not engage in any conduct or activity that could subject any of their assets to forfeiture or seizure.

(r) Material Change in Business. Neither any of the Sellers nor the Servicer shall make any material change in the nature of its business as carried on at the date hereof.

(s) Limitation on Dividends and Distributions. None of the Sellers shall make or pay any dividends or distributions of any kind whatsoever to any shareholder or equity owner of any Seller following the occurrence and during the continuation of a Default or an Event of Default.

(t) Disposition of Assets; Liens. The Sellers shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Repurchase Agreement; nor shall any Seller cause any of the Purchased Mortgage Loans to be sold, pledged, assigned or transferred except as contemplated by this Repurchase Agreement.

(u) Transactions with Affiliates. None of the Sellers shall enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service, with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement, (b) in the ordinary course of the applicable Seller’s business and (c) upon fair and reasonable terms no less favorable to such Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(v) ERISA Matters.

(i) Neither any Seller nor the Servicer shall permit any event or condition which is described in any of clauses (i) through (vii) of the definition of “Event of Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of any Seller, the Servicer or any ERISA Affiliate thereof, or any combination of such entities, in an amount in excess of $500,000.

(ii) Neither any Seller nor the Servicer shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and neither any Seller nor the Servicer shall use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or the Transactions hereunder.

(w) Consolidations, Mergers and Sales of Assets. None of the Sellers shall (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that a Seller may merge or consolidate with another Person if such Seller is the corporation surviving such merger.

(x) Mortgage Loan Reports. Each Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge-off reports) and monthly stratification reports summarizing the characteristics of the Mortgage Loans.

(y) Underwriting Guidelines. The Sellers shall provide written notice to the Buyer promptly following the end of each calendar quarter either (i) describing any amendments or modifications to the Underwriting Guidelines or (ii) confirming that no such amendments or modifications to the Underwriting Guidelines have been made. In the event that the Originator makes any amendment or modification to the Underwriting Guidelines, the Sellers shall deliver to the Buyer a complete copy of the amended or modified Underwriting Guidelines together with the written notice described in the preceding sentence.

(z) Tax Service Contracts. Upon the request of Buyer, or automatically in the case of any Purchased Mortgage Loan subject to a Transaction hereunder for more than 120 days, the applicable Seller shall obtain tax service contracts with respect to each such Purchased Mortgage Loan.

(aa) Purchased Mortgage Loan Payment Reports. Each Seller will furnish to the Buyer electronic Purchased Mortgage Loan Payment Reports along with the remittance of each Principal Paydown Payment in the form of Exhibit IX.

(bb) Compliance With Organizational Documents. Each Seller shall (i) comply with the provisions of such Seller’s organizational documents; and (ii) maintain adequate capital for the normal obligations reasonably foreseeable in a business of such Seller’s size and character and in light of such Seller’s contemplated business operations.

(cc) No Proceedings against Buyer. Each Seller hereby agrees (which agreement shall, pursuant to the terms of this Repurchase Agreement, be binding upon its successors and assigns) that it shall not institute against, or join any other person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any Bermuda or United States federal or state bankruptcy or similar law, for two years and a day after the latest maturing commercial paper note, medium-term note or other rated indebtedness issued by Buyer is paid. The provisions of this Section 12(cc) shall survive the termination of this Repurchase Agreement.

SECTION 13. EVENTS OF DEFAULT

Section 13.01 Events of Default. If any of the following events (each an “Event of Default”) occur, Buyer and the applicable Seller shall have the rights set forth in Section 15, as applicable:

(a) any Seller shall default in the payment of (i) any amount payable by it hereunder or under any other Repurchase Document, (ii) Expenses or (iii) any other Obligations, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise; or

(b) the failure of any Seller to perform, comply with or observe any term, covenant or agreement applicable to the Seller contained in Sections 12(a)(h), (i), (r), (s), (t), (u), (v), (w), (x), (y), (z), (aa), (bb) or (cc); or

(c) any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by any Seller or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Mortgage Loans furnished in writing by on behalf of any Seller shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Asset Value of the Purchased Mortgage Loans; unless (i) a Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(d) any Seller shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (b) of Section 13) or any other Repurchase Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or

(e) a judgment or judgments for the payment of money in excess of $500,000 in the aggregate shall be rendered against any Seller or the Servicer by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and the applicable Seller or the Servicer shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) any “event of default” or any other default occurs which permits a demand for, or requires, the early repayment of obligations due by any Seller under (i) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any indebtedness of such Seller to which the Buyer or any Affiliate is a party; or (ii) any agreement (after the expiration of any applicable grace period under any such agreement) of such Seller where such agreement (A) has a fair market value equal to or greater than $5,000,000 or (B) relates to any Indebtedness of such Seller in excess of $5,000,000 or (C) involves any payment or delivery in an amount, either individually or in the aggregate, equal to or greater than $5,000,000; or

(g) an Event of Insolvency shall have occurred with respect to any Seller; or

(h) a Servicer Termination Event shall have occurred; or

(i) for any reason, this Repurchase Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

(j) any Seller shall grant, or suffer to exist, any Lien on any Repurchase Asset (except any Lien in favor of the Buyer); or

(k) any material adverse change in the Property, business, prospects, financial condition or operations of any Seller or the Servicer shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer’s sole good faith discretion, constitutes a material impairment of any Seller’s or the Servicer’s ability to perform its obligations under this Agreement or any other Repurchase Document; or

(l) any Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Seller as a “going concern” or a reference of similar import.

Section 13.02 Termination Events. (a) If either of the following events (each, a “Termination Event”) occurs, the Buyer shall have the rights set forth in Section 13.02(b):

(i) the senior debt obligations or short-term debt obligations of the Bear Stearns Companies, Inc. shall be rated below the four highest generic grades (without regard to any pluses and minuses reflecting gradations within such generic grades) by any nationally recognized statistical rating organization; or

(ii) a Change of Control of any Seller, the Servicer or an Originator shall have occurred.

(b) Upon the occurrence of a Termination Event, the Buyer shall have the right, in its sole discretion, to give notice to the Sellers that the Buyer (i) will not enter into any further Transactions under this Repurchase Agreement and (ii) is terminating all Transactions hereunder and is accelerating the Repurchase Date with respect to each Transaction to such date as is further described in the Buyer’s notice to the Sellers, subject to the following sentence. The Sellers shall repurchase any and all Mortgage Loans subject to a Transaction hereunder within 60 days following receipt of a request therefor from Buyer following the occurrence of a Termination Event.

SECTION 14. MANDATORY EARLY REPURCHASE DATE

Notwithstanding any provision of the Repurchase Agreement, and subject to no condition precedent, the tenth (10th) Business Day following the date on which an Enforcement Event occurs shall automatically and irrevocably become the Repurchase Date in respect of all Transactions hereunder (the “Mandatory Early Repurchase Date”), whether or not the Enforcement Event is then continuing. In the event of the occurrence of an Enforcement Event, in lieu of the delivery of the Repurchase Price by each applicable Seller on the Mandatory Early Repurchase Date, the Sellers shall be obliged to pay to Buyer, with respect to each Transaction hereunder, an amount (the “Mandatory Early Repurchase Amount”) equal to (i) the Repurchase Price as of the Mandatory Early Repurchase Date minus (ii) the value (positive or negative) of any agreement entered into by Buyer for the purpose of hedging any exposure resulting from its entry into the Transaction. Buyer shall promptly notify the Sellers of the occurrence of an Enforcement Event and of the resulting Mandatory Early Repurchase Date, which notice shall state that on the Mandatory Early Repurchase Date all Transactions will be terminated in their entirety and shall specify the aggregate amount of the Mandatory Early Repurchase Amounts for all Transactions as of the Mandatory Early Repurchase Date. In no event shall the occurrence of an Enforcement Event and the related Mandatory Early Repurchase Date be deemed to be an Event of Default hereunder.

SECTION 15. REMEDIES

(a) If an Event of Default occurs with respect to any Seller, the following rights and remedies are available to the Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

(i) At the option of the Buyer, exercised by written notice to the Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Insolvency of any Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. The Buyer shall (except upon the occurrence of an Act of Insolvency of any Seller) give notice to the Sellers of the exercise of such option as promptly as practicable.

(ii) If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A) the Sellers’ obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase

Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable, (2) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Sellers hereunder;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section); and

(C) all Income actually received by the Buyer pursuant to Section 5 (excluding any Late Payment Fees paid pursuant to Section 5(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the applicable Seller.

(iii) Upon the occurrence of one or more Events of Default, the Buyer shall have the right to obtain physical possession of all files of the Sellers relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come in to the possession of any Seller or any third party acting for any Seller and the Sellers shall deliver to the Buyer such assignments as the Buyer shall request. The Buyer shall be entitled to specific performance of all agreements of the Sellers contained in the Repurchase Documents.

(iv) At any time on the Business Day following notice to the Sellers (which notice may be the notice given under subsection (a)(i) of this Section), in the event the Sellers have not repurchased all Purchased Mortgage Loans, the Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory any or all Purchased Mortgage Loans and the Repurchase Assets subject to such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Sellers hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Sellers credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Asset Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder. The proceeds of any disposition of Purchased Mortgage Loans and the Repurchase Assets shall be applied first to the costs and expenses incurred by the Buyer in connection with the Sellers’ default; second to costs of cover and/or related hedging transactions; third to the Repurchase

Price; and fourth to any other outstanding obligation of the Sellers to the Buyer or its Affiliates.

(v) The Sellers shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer)) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(vi) The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

(b) Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time thereafter without notice to the Sellers. All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Sellers hereby expressly waive any defenses that any Seller might otherwise have to require Buyer to enforce its rights by judicial process. The Sellers also waive any defense (other than a defense of payment or performance) that any Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. The Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d) To the extent permitted by applicable law, the Sellers shall be liable to the Buyer for interest on any amounts owing by any Seller hereunder, from the date the applicable Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by such Seller or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by any Seller to the Buyer under this Section 15(d) shall be at a rate equal to the Post Default Rate.

SECTION 16. INDEMNIFICATION AND EXPENSES; RECOURSE

(a) The Sellers jointly and severally agree to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such

Indemnified Party (collectively, “Costs”), relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Sellers jointly and severally agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, the Sellers will jointly and severally save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller. The Sellers also jointly and severally agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of the Buyer’s rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

(b) The Sellers agree to pay as and when billed by the Buyer all of the out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith. The Sellers agree to pay as and when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, filing fees and all the reasonable fees, disbursements and expenses of counsel to the Buyer, which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder. Subject to the limitations set forth in Section 27 hereof, the Sellers agree to pay the Buyer all of the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Mortgage Loans submitted by any Seller for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Buyer pursuant to Sections 16(b) and 27 hereof.

(c) The obligations of the Sellers from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Sellers.

(d) No recourse shall be had against any incorporator, shareholder, officer, director or employee of Buyer or of Buyer’s investment manager with respect to any of the covenants, agreements, representations or warranties contained in the Repurchase Agreement.

SECTION 17. SERVICING

(a) The Sellers shall cause the Servicer to service the Mortgage Loans consistent with the degree of skill and care customarily required with respect to similar Mortgage Loans owned or managed by it and in accordance with all applicable industry standards. The Sellers shall cause the Servicer to (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder.

(b) The Sellers shall cause the Servicer to hold or cause to be held all escrow funds collected by any Seller with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

(c) The Sellers shall cause the Servicer to deposit all collections received by the Servicer on account of the Purchased Mortgage Loans in the Collection Account no later than two (2) Business Days following receipt.

(d) Upon the occurrence of a Default or Event of Default hereunder, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. The Sellers shall cause the Servicer to cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

(e) If the Servicer should discover that, for any reason whatsoever, any entity responsible to any Seller by contract for managing or servicing any such Purchased Mortgage Loan has failed to perform fully the Servicer’s obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased Mortgage Loans, the Sellers shall promptly notify Buyer.

SECTION 18. SINGLE AGREEMENT

Buyer and the Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, Buyer and each of the Sellers agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 19. SET-OFF

In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by any Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of any Seller. The Buyer agrees promptly to notify the Sellers after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 20. NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Repurchase Agreement) shall be given or made in writing (including, without limitation, by telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. For the avoidance of doubt, in the event that notice is delivered to a Seller as set forth herein, such delivery shall be deemed to be delivery of notice to each other Seller.

SECTION 21. ENTIRE AGREEMENT; SEVERABILITY

This Repurchase Agreement, together with the Repurchase Documents, constitute the entire understanding between Buyer and the Sellers with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Repurchase Agreement, Buyer and the Sellers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 22. NON-ASSIGNABILITY

The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by any Seller without the prior written consent of the Buyer. Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, and with respect to Buyer, other than the Security Trustee and Buyer’s investment manager, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement.

Buyer may from time to time assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents; provided, however that Buyer, as agent for the Sellers, shall maintain, for review by the Sellers upon written request, a register of assignees (the “Register”) and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned; and provided, further, that there shall not be more than five (5) “Buyers” hereunder at any one time. Upon such assignment, (a) such assignee shall be a party hereto and to each Repurchase Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Repurchase Documents. Unless otherwise stated in the Assignment and Acceptance, the Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by any Seller.

The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Sellers shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Repurchase Agreement and the other Repurchase Documents. Notwithstanding the terms of Section 7, each participant of the Buyer shall be entitled to the additional compensation and other rights and protections afforded the Buyer under Section 7 to the same extent as the Buyer would have been entitled to receive them with respect to the participation sold to such participant.

The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 22, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to any Seller or any of its subsidiaries or to any aspect of the transactions that has been furnished to the Buyer by or on behalf of any Seller or any of its subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

The Buyer may at any time create a security interest in all or any portion of its rights under this agreement in favor of any Federal Reserve Bank in accordance with regulation a of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning buyer from its obligations hereunder.

In the event the Buyer assigns all or a portion of its rights and obligations under this agreement, the parties hereto agree to negotiate in good faith an amendment to this agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

SECTION 23. TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Sellers under Section 15 hereof shall survive the termination of this Repurchase Agreement.

SECTION 24. GOVERNING LAW

THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

SECTION 25. SUBMISSION TO JURISDICTION; WAIVERS

(a) BUYER AND EACH SELLER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(b) THE BUYER AND EACH SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(c) TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SET OFF OR ANY LEGAL PROCESS (WHETHER SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ANY ACTION BROUGHT TO ENFORCE ITS OBLIGATIONS UNDER THE REPURCHASE AGREEMENT OR RELATING IN ANY WAY TO THE REPURCHASE AGREEMENT OR ANY TRANSACTION UNDER THE REPURCHASE AGREEMENT.

SECTION 26. NO WAIVERS, ETC.

No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

SECTION 27. DUE DILIGENCE

Each Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans and each Seller, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Seller agrees that upon reasonable (but no less than three (3) Business Day’s) prior notice unless an Event of Default shall have occurred or Buyer has a good faith belief that an Event of Default shall occur, in which case no notice is required, to such Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of a Seller and/or the Custodian. Each Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, each Seller acknowledges that Buyer may purchase Mortgage Loans from a Seller based solely upon the information provided by a Seller to Buyer in the Purchased Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Each Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of such Seller. Each Seller further agrees that the Sellers shall pay all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 27 (“Due Diligence Costs”).

SECTION 28. BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) Each of the Sellers hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller and in the name of such Seller or in its own name, from time to time in the Buyer’s discretion (which the Buyer shall only exercise during the continuance of an Event of Default), for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, each of the Sellers hereby gives the Buyer the power and right, on behalf of such Seller, without assent by, but with notice to, such Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of such Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets; and

(iii) (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against such Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and at such Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as such Seller might do.

(b) The Sellers hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(c) The Sellers also authorize the Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

(d) The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

SECTION 29. MISCELLANEOUS

(a) Counterparts. This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

(b) Captions. The captions and headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

(c) Acknowledgment. Each of the Sellers hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

(ii) the Buyer has no fiduciary relationship to such Seller; and

(iii) no joint venture exists between the Buyer and such Seller.

SECTION 30. CONFIDENTIALITY

The Buyer and the Sellers hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, rating agencies, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of an Event of Default the Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise the Buyer’s rights hereunder. The provisions set forth in this Section 30 shall survive the termination of this Repurchase Agreement.

Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that no Seller may disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate, and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.

SECTION 31. INTENT

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Mortgage Loans subject to such Transaction or the term of such

Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Repurchase Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

SECTION 32. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 33. CONFLICTS

In the event of any conflict between the terms of this Repurchase Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Repurchase Agreement shall prevail, and then the terms of the Repurchase Documents shall prevail.

SECTION 34. TAX TREATMENT

Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat each Transaction as indebtedness of the applicable Seller that is secured by the Purchased Mortgage Loans and that the Purchased Mortgage Loans are owned by the applicable Seller in the absence of a Default by such Seller. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

SECTION 35. ACKNOWLEDGEMENT OF ANTI PREDATORY LENDING PRACTICES

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

SECTION 36. ACKNOWLEDGEMENT OF SECURITY

Pursuant to the Collateral Trust and Security Agreement, Buyer has granted to the Security Trustee a first priority security interest in all of Buyer’s right, title and interest in and to this Repurchase Agreement and each Transaction hereunder. Each of the Sellers acknowledges such security interest and understands that (i) the Security Trustee has the right to enforce the rights of Buyer hereunder, including the right of Buyer to give notices to the Sellers, to declare a Mandatory Early Repurchase Date on behalf of Buyer hereunder, to determine Market Value and to calculate the Mandatory Early Repurchase Amount with respect to a Transaction as of the Mandatory Early Repurchase Date; (ii) the Security Trustee is an express third party beneficiary of this Repurchase Agreement; and (iii) in no event will the Security Trustee incur any obligations or liabilities hereunder. Buyer acknowledges that the arrangement described in this subparagraph imposes no additional duties or obligations upon the Sellers.

SECTION 37. JOINT AND SEVERAL LIABILITY OF SELLERS

Each Seller agrees to be jointly and severally liable for the obligations of each Seller hereunder and all representations, warranties, covenants and agreements made by or on behalf of each Seller in this Repurchase Agreement or in any exhibit hereto or any document, instrument or certificate delivered pursuant hereto shall be deemed to have been made by each Seller, jointly and severally. Each Seller further agrees that, notwithstanding any right of Buyer to investigate fully the affairs of a Seller, Buyer has the right to rely fully on the representations, warranties, covenants and agreements of each Seller contained in this Repurchase Agreement and upon the accuracy of any document, instrument, certificate or exhibit given or delivered hereunder. The joint and several obligation of each Seller hereunder is absolute, unconditional, irrevocable, present and continuing and, with respect to any payment to be made to Buyer, is a guaranty of payment (and not of collectability) and is in no way conditional or contingent upon the continued existence of any Seller and is not and will not be subject to any setoffs. Any notice or other communication provided to a Seller pursuant hereto shall be deemed to have been given to each Seller and failures to be sent any notice or communication contemplated hereby shall not relieve a Seller from its joint and several liability for the obligations of each Seller hereunder.

IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:

LIQUID FUNDING, LTD.

By:	/s/ Fiona Gores
Name: Fiona Gores Title: Alternative Director

Address for Notices:

Liquid Funding, Ltd.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

with a copy to:

Bear Stearns Bank plc, Investment Manager

Block 8, Harcourt Centre

Charlotte Way Dublin 2, Ireland

Attention: Jerome Schneider / Patrick Phelan

Telephone No.: 011-353-1-402-6358

Telecopier No.: 011-353-1-402-6308

SELLERS:

HOMEBANC CORP.

By:	/s/ James L. Krakau
Name: James L. Krakau Title: Senior Vice President

HOMEBANC MORTGAGE CORPORATION

By:	/s/ James L. Krakau
Name: James L. Krakau Title: Senior Vice President

Address for Notices:

2002 Summit Boulevard

Suite 100

Atlanta, Georgia 30319

Attention: James L. Krakau, Manager

Telecopier No.: (404) 705-7915

Telephone No: (404) 459-7720

With a copy to:

2002 Summit Boulevard

Suite 100

Atlanta, Georgia 30319

Attention: Charles W. McGuire, Counsel

Telecopier No.: (404) 705-2309

Telephone No: (404) 459-7602

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

The Seller represents and warrants as follows to the Buyer, with respect to each Mortgage Loan, as of the Purchase Date for the purchase of any Purchased Mortgage Loans by the Buyer from the Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when the Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With the exception of (ee) below, with respect to those representations and warranties which are made to the best of the Seller’s knowledge, if it is discovered by the Seller or the Buyer that the substance of such representation and warranty is inaccurate, notwithstanding the Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

(b) Payments Current. No payment required under the Mortgage Loan is more than thirty (30) days delinquent nor has any payment under the Mortgage Loan been more than sixty (60) days delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

(c) No Outstanding Charges. There are no delinquent taxes, ground rents, water charges, sewer rents, governmental assessments, municipal charges, insurance premiums, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(d) Original Terms Unmodified. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered to the Custodian; the substance of any such waiver, alteration or modification has been approved by the insurer under the Primary Insurance Policy, if any, and the title insurer, to the extent required by the related policy, and is reflected on the related Mortgage Loan Schedule. No instrument of waiver, alteration or

Sch. 1-1

modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the Primary Insurance Policy, if any, the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to the Custodian and the terms of which are reflected in the related Mortgage Loan Schedule;

(e) No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor of any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(f) Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the least of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan (2) the full insurable value of the Mortgaged Property, or (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by Seller. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either

Sch. 1-2

including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller;

(g) Compliance with Applicable Law. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements;

(h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

(i) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(i) the lien of current real property taxes and assessments not yet due and payable;

(ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

(iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

Sch. 1-3

(iv) with respect to each Mortgage Loan which is a Second Lien Mortgage Loan, a first lien on the Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable (a) with respect to each first lien Mortgage Loan, first priority lien and first priority security interest, or (b) with respect to each Second Lien Mortgage Loan, second priority lien and second priority security interest, in each case, on the property described therein and Seller has full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage, unless such lien subordinate to the lien of the Mortgage is a Purchased Mortgage Loan hereunder;

(j) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed;

(k) Full Disbursement of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the Mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage;

(l) Ownership. Seller has full right to sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Repurchase Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Repurchase Agreement;

Sch. 1-4

(m) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state;

(n) Title Insurance. The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien or second priority lien, as applicable, of the Mortgage, as applicable in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (a), (b) and (c), and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Repurchase Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller;

(o) No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Seller has not waived any default, breach, violation or event of acceleration;

(p) No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law

Sch. 1-5

could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(q) Location of Improvements; No Encroachments. Unless otherwise affirmatively insured by a lender’s title insurance policy, all improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgage Property is in violation of any applicable zoning law or regulation;

(r) Origination. The Originator originated all Mortgage Loans. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than 60 days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

(s) Payment Provisions. Payments on the Mortgage Loan commenced no more than sixty days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the Mortgage Interest Rate. With respect to each Mortgage Loan, the Mortgage Note is payable on the first day of each month in Monthly Payments, which, in the case of an Adjustable Rate Mortgage Loan, are changed on each Adjustment Date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate. The Mortgage Note does not permit negative amortization. The Mortgage Loan is either a one-month or six-month LIBOR indexed Mortgage Loan or a hybrid Adjustable Rate Mortgage Loan;

(t) Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption

Sch. 1-6

available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

(u) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the Seller with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing industry. The Mortgage Loan has been serviced by the Seller and any predecessor servicer in accordance with the terms of the Mortgage Note. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under any Mortgage or the related Mortgage Note and no such escrow deposits or Escrow Payments are being held by the Seller for any work on a Mortgaged Property which has not been completed. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited;

(v) Mortgaged Property Undamaged. The Mortgaged Property is free of damage by fire, earthquake or earth movement, windstorm, flood, tornado or other casualty and waste, and there is no proceeding pending for the total or partial condemnation thereof;

(w) Customary Provisions. The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (b) otherwise by judicial foreclosure. The Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgagor has not notified the Seller and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003;

(x) Conformance with Underwriting Standards. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines in effect at the time the Mortgage Loan was originated which underwriting standards satisfy the standards of Fannie Mae and Freddie Mac under one of their respective home mortgage purchase programs (except that the principal balance of Jumbo Mortgage Loans may have exceeded the limits of Fannie Mae and Freddie Mac);

(y) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (j) above;

Sch. 1-7

(z) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property which satisfied the standards of Fannie Mae and Freddie Mac and was made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of Fannie Mae and Freddie Mac. Each appraisal of the Mortgage Loan was made in accordance with the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(aa) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(bb) No Buydown Provisions; No Graduated Payments or Contingent Interests. No Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(cc) Mortgagor Acknowledgment. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans in the case of Adjustable Rate Mortgage Loans and rescission materials with respect to Refinanced Mortgage Loans, and such statement is and will remain in the Mortgage File;

(dd) No Construction Loans. No Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property;

(ee) Acceptable Investment. The Seller has no actual knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause the Mortgage Loan to be an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value of the Mortgage Loan;

(ff) LTV, PMI Policy; FICO. No Mortgage Loan has an LTV (“loan-to-value” ratio) or CLTV (“combined loan-to-value” ratio) in excess of 100%. No Mortgage Loan where the related Mortgaged Property is non-owner occupied has an LTV or CLTV of greater than 90%. Each Mortgage Loan with an LTV at origination in excess of 80% is and will be subject to a Primary Mortgage Insurance Policy, issued by a Qualified Insurer, which insures that portion of the Mortgage Loan in excess of the portion of the Appraised Value of the Mortgaged Property

Sch. 1-8

required by Fannie Mae. All provisions of such Primary Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such Primary Insurance Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan does not include any such insurance premium. No Mortgage Loan has a FICO score of less than 620;

(gg) Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(hh) No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(ii) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan;

(jj) Origination Date. The Mortgage Loan has been outstanding for 210 or fewer days since the date of origination of such Mortgage Loan. The Mortgage Loan has not, as of the Purchase Date, reached its third Due Date after origination;

(kk) No Exception. The Custodian has not noted any material exceptions on an Exception Report with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.

(ll) Occupancy of Mortgaged Property. The Mortgaged Property is lawfully occupied under applicable law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities;

(mm) No Misrepresentation or Fraud. No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person, including without limitation the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(nn) Transfer of Mortgage Loans. Except with respect to Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(oo) Consolidated Future Advances. Any principal advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal

Sch. 1-9

amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(pp) No Balloon Payment. No Mortgage Loan has a balloon payment feature;

(qq) Condominiums/ Planned Unit Developments. If the Residential Dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project meets the eligibility requirements of Fannie Mae and Freddie Mac including Fannie Mae eligibility requirements for sale to Fannie Mae or is located in a condominium or planned unit development project which has received Fannie Mae project approval and the representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been made and remain true and correct in all respects;

(rr) Downpayment. The source of the down payment with respect to each Mortgage Loan has been fully verified by the Seller;

(ss) Calculation of Interest. Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

(tt) Environmental Matters. The Mortgaged Property is in material compliance with all applicable local, state and federal environmental laws, rules or regulations pertaining to environmental hazards including, without limitation, asbestos, and neither the Seller nor, to the Seller’s knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law nor is there any pending action or proceeding directly involving any Mortgaged Property of which the Seller is aware in which compliance with any environmental law, rule or regulation is an issue;

(uu) Predatory Lending Regulations; High Cost Loans. No Mortgage Loan (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), or (b) is a High Cost Mortgage Loan. In addition to and notwithstanding anything to the contrary herein, no Mortgage Loan for which the Mortgaged Property is located in New Jersey is a Home Loan as defined in the New Jersey Home Ownership Security Act of 2002 that was made, arranged, or assigned by a person selling either a manufactured home or home improvements to the Mortgaged Property or was made by an originator to whom the Mortgagor was referred by any such Seller.

(vv) Wet Funded Mortgage Loans. No Mortgage Loan is a Wet Funded Mortgage Loan;

(ww) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property or subject to a Ground Lease located in the state identified in the Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a

Sch. 1-10

condominium project, or an individual unit in a planned unit development, provided, however, that any condominium project or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings, and no residence or dwelling is a mobile home or a manufactured dwelling. No portion of the Mortgaged Property is used for commercial purposes;

(xx) Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgage thereunder;

(yy) Servicemembers Civil Relief Act of 2003. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003;

(zz) No Denial of Insurance. No action, inaction, or event has occurred and no state of exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable pool insurance policy, special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Buyer in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Buyer;

(aaa) Flood Certification Contract. The Seller has obtained a life of loan, transferable flood certification contract for each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Buyer;

(bbb) Recordation. Each original Mortgage was recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Buyer) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

(ccc) Documents Genuine. Such Purchased Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine. Such Purchased Mortgage Loan is a “closed” loan and held in Seller’s name.

(ddd) Bona Fide Loan. Such Purchased Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

(eee) Other Encumbrances. To the best of Seller’s knowledge, any property subject to any security interest given in connection with such Purchased Mortgage Loan is not

Sch. 1-11

subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Underwriting Guidelines.

(fff) Description. Each Purchased Mortgage Loan conforms to the description thereof as set forth on the related Trust Receipt delivered to the Custodian and Buyer.

(ggg) Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.

(hhh) Prepayment Penalty. With respect to each Mortgage Loan that has a Prepayment Penalty feature, each such Prepayment Penalty is enforceable and will be enforced by the Seller, and each Prepayment Penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a Prepayment Penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a Prepayment Penalty, such Prepayment Penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(iii) Servicing Practices. Each Mortgage Loan has been serviced in all material respects in compliance with those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located; and

(jjj) Single-Premium Credit Life Insurance. None of the proceeds of the Mortgage Loan were used to finance single-premium credit insurance policies.

(kkk) Massachusetts Mortgage Loans. No Mortgage Loan is secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a Mortgage Loan that is less than sixty (60) months old, unless such Mortgage Loan (i) is on an investment property, (ii) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (iii) meets the requirements set forth in the 209 CMR 53.04(1)(c).

(lll) Ground Leases. With respect to each Mortgage Loan, for which the related Mortgaged Property is subject to a Ground Lease:

(i)	The Ground Lease or a memorandum thereof has been duly recorded, the Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage, does not restrict the use of the Mortgaged Property by the lessee or its successors and assigns in a manner that would adversely affect the security provided by the related Mortgage, and there has not been a material change in the terms of the Ground Lease since its recordation, with the exception of written instruments which are part of the related Mortgage File;

Sch. 1-12

(ii)	The Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related ground lessor’s related fee interest; and

(iii)	The Ground Lease either (i) has a term which extends not less than five years beyond the maturity date of the related Mortgage Loan or (ii) grants the lessee the option to extend the term of the lease for a period (in the aggregate) which exceeds five years beyond the maturity date of the related Mortgage Loan.

(mmm) The aggregate Purchase Price of all Second Lien Mortgage Loans does not exceed (i) the aggregate Purchase Price of all Purchased Mortgage Loans; multiplied by (ii) 0.30.

Sch. 1-13

EXHIBIT I

FORM OF CONFIRMATION LETTER

[                    ], 200__

Attention:

Confirmation No.:

Ladies/Gentlemen:

This letter confirms our oral agreement to purchase from you the Mortgage Loans listed in Appendix I hereto, pursuant to the Master Repurchase Agreement governing purchases and sales of Mortgage Loans between us, dated as of March 27, 2006 (the “Agreement”), as follows:

Purchase Date:

Mortgage Loans to be Purchased: See Appendix I hereto.

Aggregate Principal Amount of Purchased Mortgage Loans:

Purchase Price:

Pricing Spread:

Pricing Rate:

Repurchase Date:

Repurchase Price:

Purchase Price Percentage:

Price Differential Due Date:

Par Percentage:

Exh. I-1

Names and addresses for communications:

Seller:

[HomeBanc Corp. and/or HomeBanc Mortgage Corporation]

2002 Summit Boulevard, Suite 100

Atlanta, GA, 30319

Attention: Treasurer

Telephone: 404-459-7720

Facsimile: 404-705-7915

Buyer:

Liquid Funding, Ltd.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

Attn: Corporate Secretary

with a copy to:

Bear Stearns Bank plc, Investment Manager

Block 8, Harcourt Centre

Charlotte Way

Dublin 2, Ireland

Attention: Jerome Schneider / Patrick Phelan

Telephone No.: (353-1) 402-6358

Telecopier No.: (353-1) 402-6308

The Master Repurchase Agreement is incorporated by reference into this Confirmation and made a part hereof as if it were fully set forth herein. All capitalized terms used herein but not otherwise defined shall have the meanings specified in the Master Repurchase Agreement.

LIQUID FUNDING, LTD.

By: Bear Stearns Bank plc, in its capacity as Investment Manager

By:

        Name:

        Title:

Exh. I-2

Agreed to and Acknowledged:

[HOMEBANC CORP.] [HOMEBANC MORTGAGE CORPORATION]

Seller

By:
Name: Title:

Exh. I-3

EXHIBIT II

[Reserved]

Exh. II-1

EXHIBIT III

UCC FILING JURISDICTIONS

With respect to HomeBanc Corp.: Georgia

With respect to HomeBanc Mortgage Corporation: Delaware

Exh. III-1

EXHIBIT IV

FORM OF COLLECTION ACCOUNT CONTROL AGREEMENT

Exh. IV-1

COLLECTION ACCOUNT CONTROL AGREEMENT (the “Agreement”), dated as of March 27, 2006, among Liquid Funding, Ltd. (the “Buyer”), HomeBanc Corp. (“HB Corp.”), HomeBanc Mortgage Corporation (“HB Mortgage,” each of HB Corp. and HB Mortgage a “Seller” and collectively, the “Sellers”) and JPMorgan Chase Bank, National Association (the “Bank”).

WHEREAS, the Sellers and the Buyer have entered into that certain Repurchase Agreement, dated as of March 27, 2006 (the “Repurchase Agreement”), pursuant to which the Buyer may enter into one or more transactions secured by, among other things, the payments made on account of certain mortgage loans sold to the Buyer under the Repurchase Agreement (“Distributions”);

WHEREAS, pursuant to the Repurchase Agreement, HB Corp. has established that certain Collection Account, Acct. No. 709382311 (the “HB Corp. Collection Account”) and HB Mortgage has established that certain Collection Account, Acct. No. 709382329 (the “HB Mortgage Collection Account”, each of the HB Corp. Collection Account and the HB Mortgage Collection Account, a “Collection Account” and collectively, the “Collection Accounts”), each Collection Account subject to the security interest of the Buyer and each maintained in the name of the applicable Seller with the Bank, ABA #021000021;

WHEREAS, pursuant to each transaction between the Buyer and a Seller under the Repurchase Agreement, all Distributions related to a mortgage loan which was sold to the Buyer by HB Corp. are required to be deposited into the HB Corp. Collection Account within two (2) Business Days following receipt by HB Corp. and all Distributions related to a mortgage loan which was sold to the Buyer by HB Mortgage are required to be deposited into the HB Mortgage Collection Account within two (2) Business Days following receipt by HB Mortgage; and

WHEREAS, each Seller has granted to the Buyer a security interest in the Collection Accounts and all amounts held therein;

NOW, THEREFORE, the parties hereby agree as follows:

Section 1. Capitalized Terms. As used herein, the following terms shall have the following meanings:

“Business Day” shall mean each day on which both (i) commercial banks in New York City and (ii) the New York Stock Exchange are open for business.

“Effective Time” shall mean the opening of business on the Business Day next succeeding the business day on which a notice purporting to be signed by Buyer in substantially the same form as Exhibit A, attached hereto, with a copy of this Agreement attached thereto (a “Notice of Sole Control “), is actually received by the individual employee of Bank to whom the notice is required hereunder to be addressed; provided, however, that if any such notice is so received after 12:00 noon, New York City time, on any business day, the “Effective Time” shall be the time that is twenty-four (24) hours following the time when such receipt occurs.

Exh. IV-2

Section 2. Transfers To and From Collection Account; Control. (a) Each Seller hereby grants to and confers upon the Buyer “control” of the Collection Accounts, as contemplated in Section 9-104 (and similar related provisions) of the Uniform Commercial Code (the “UCC”)). The parties hereby agree that the Bank shall comply with the instructions originated by the Buyer with respect to the Collection Accounts and the disposition of any funds in either of the Collection Accounts without further consent from any Seller or any affiliate thereof. The parties further agree that: (i) the Bank will credit funds to a Collection Account solely in reliance upon any account numbers or similar identifying number provided in connection with any deposit, all in accordance with the Applicable Documentation (defined below); (ii) prior to the Effective Time, the Bank shall transfer funds from the HB Corp. Collection Account as instructed by HB Corp. and shall transfer funds from the HB Mortgage Collection Account as instructed by HB Mortgage; and (iii) on and after the Effective Time, the Bank shall in no event (A) transfer funds from either Collection Account to any Seller, (B) act on any instruction of any Seller, or (C) cause or permit withdrawals from either Collection Account by any Seller in any manner not specifically approved by the Buyer in writing.

Notwithstanding the foregoing: (i) all transactions involving or resulting in a transaction involving a Collection Account duly commenced by the Bank or any affiliate prior to the Effective Time and so consummated or processed thereafter shall be deemed not to constitute a violation of this Agreement; and (ii) the Bank and/or any affiliate may (at its discretion and without any obligation to do so) (x) cease honoring the Sellers’ instructions and/or commence honoring solely the Buyer’s instructions concerning the Collection Accounts at any time or from time to time after it becomes aware that the Buyer has sent to it a Notice of Sole Control but prior to the Effective Time therefor (including without limitation halting, reversing or redirecting any transaction referred to in clause (i) above), or (y) deem a Notice of Sole Control to be received by it for purposes of the foregoing paragraph prior to the specified individual’s actual receipt if otherwise actually received by the Bank (or if such Notice of Sole Control contains minor mistakes or other irregularities but otherwise substantially complies with the form attached hereto as Exhibit A or does not attach an appropriate copy of this Agreement), with no liability whatsoever to the Sellers or any other party for doing so.

(b) The parties further agree that: (i) the Bank is a “bank” (within the meaning of Section 9-102 of the UCC); (ii) the Collection Accounts are each “deposit accounts” (within the meaning of Section 9-102(a)(29) of the UCC); and (iii) this Agreement shall constitute an “authenticated record” for purposes of Section 9-104 (and similar related provisions) of the UCC.

Section 3. Collection Account. The Bank hereby confirms and agrees that:

(a) The Bank shall not change the name or account number of either of the Collection Accounts without the prior written consent of the Buyer (such consent not to be unreasonably withheld);

(b) Except for the Applicable Documentation (as defined in Section 6 of this Agreement), there are no other agreements entered into between the Bank and either Seller with respect to any Collection Account;

Exh. IV-3

(c) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to any Collection Account and/or any funds held therein pursuant to which it has agreed, or will agree, to comply with orders or instructions of such other person; and

(d) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with either Seller purporting to limit or condition the obligation of the Bank to comply with orders and other instructions of the Buyer as set forth in Section 2 above.

Section 4. Subordination of Lien; Waiver of Set-Off. (a) In the event that the Bank has or subsequently obtains by agreement, by operation of law or otherwise a security interest in any Collection Account or any funds held therein, the Bank hereby agrees that such security interest shall be subordinate to the security interest of the Buyer during the term of this Agreement. Until this Agreement is terminated, the funds and other items deposited to any Collection Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Buyer, except that the Bank may debit the Collection Accounts for (i) returned or charged-back items, reversals or cancellations of payment orders and other electronic fund transfers or other corrections or adjustments to the Collection Accounts or transactions therein, (ii) overdrafts in the Collection Accounts or (iii) the Bank’s customary charges, fees and expenses with respect to the Collection Accounts or the services provided hereunder.

(b) The Sellers hereby authorize the Bank, without prior notice, from time to time to debit any other account that either Seller may have with the Bank for the amount due the Bank hereunder.

Section 5. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. REGARDLESS OF ANY PROVISION IN ANY OTHER AGREEMENT, FOR PURPOSES OF THE UCC, NEW YORK SHALL BE DEEMED TO BE THE “BANK’S JURISDICTION.”

Section 6. Conflict with Other Agreements. (a) This Agreement supplements, rather than replaces, the Bank’s deposit account agreement, terms and conditions and other standard documentation in effect from time to time with respect to the Collection Accounts or services provided in connection with the Collection Accounts (the “Applicable Documentation”), which Applicable Documentation will continue to apply to the Collection Accounts and such services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the provisions of this Agreement; provided, however, that in the event of any conflict between this Agreement (or any portion thereof) and the Applicable Documentation or any other agreement between any Seller and the Bank with respect to any Collection Account, whether now existing or hereafter entered into, the terms of this Agreement shall prevail. Prior to issuing any instructions on or after the Effective Time, the Buyer shall provide the Bank with such documentation as the Bank may reasonably request to establish the identity and authority of the individuals issuing instructions on behalf of the Buyer. The Buyer may request that the Bank provide other services (such as automatic daily transfers) with respect to the Collection Accounts on or after the Effective Time;

Exh. IV-4

however, if such services are not authorized or otherwise covered under the Applicable Documentation, the Bank’s decision to provide any such services shall be made in its sole discretion (including, without limitation, being subject to the Buyer executing such Applicable Documentation or other documentation as the Bank may require in connection therewith)

Section 7. Adverse Claims. Except for the claims and interest of the Bank, the Buyer and the Sellers in the Collection Accounts, the Bank does not know of any claim to, or interest in, any Collection Account or in funds held therein. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Collection Account or against any funds held therein, the Bank will use reasonable efforts to promptly notify the Buyer and the Sellers thereof.

Section 8. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law.

Section 9. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and will be effective when received (except for fax notices, which will be effective when addressee confirms receipt via a telephone call with the sender) and shall be addressed to the party at the address set forth below:

To Liquid Funding, Ltd.:

Liquid Funding, Ltd.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

Attn.: Corporate Secretary

with a copy to:

Bear Stearns Bank plc, Investment Manager

Block 8, Harcourt Centre

Charlotte Way

Dublin 2, Ireland

Attention: Jerome Schneider / Patrick

Phelan Telephone: (353-1) 402 -6358

Telecopier: (353-1) 402 -6308

Exh. IV-5

To HB Corp.:

HomeBanc Corp.

2002 Summit Boulevard

Suite 100

Atlanta GA, 30319

Attention: Bank

Telephone: (404) 459-7720

Telecopier: (404) 705-7915

To HB Mortgage:

HomeBanc Mortgage Corporation

2002 Summit Boulevard

Suite 100

Atlanta GA, 30319

Attention: Bank

Telephone: (404) 459-7720

Telecopier: (404) 705-7915

To the Bank:

JPMorgan Chase Bank, N.A.

ABA No. 021000021

707 Travis, 6th Floor North

Houston, Texas 77002 (for messenger deliveries)

P. O. Box 2558

Houston, Texas 77252 (for mail deliveries)

Attention: Sally Gonzalez, Corporate Mortgage

Finance Group

Telephone: (713) 216-5144

Fax: (713) 216-6878,

with fax copy to: (713) 216-3198

attention: Julie Lowery

telephone no.: (713) 216-1560

and fax copy to (713) 216-6878

attention: Robbie Serrano

telephone no.: (713) 216-6858

Any party may change its address for notices through notice to the other parties hereto in the manner set forth above.

Section 10. Termination. The obligations of the Bank to the Buyer pursuant to this Agreement shall continue in effect until the earlier of (a) termination by the Bank as set forth below and (b) the Buyer has notified the Bank of such termination in writing. The Buyer agrees

Exh. IV-6

with each Seller to provide Notice of Termination in substantially the form of Exhibit B hereto to the Bank on or after the termination of the Buyer’s security interest in the Collection Account pursuant to, or as otherwise provided by, the terms of the Repurchase Agreement. Bank may terminate this Agreement upon thirty (30) days’ prior written notice to the Sellers and the Buyer, or upon ten (10) Business Days’ prior written notice if either the Seller or the Buyer materially breaches the terms of this Agreement. Notwithstanding the foregoing, Section 11 shall survive the termination of this Agreement.

Section 11. Limitation of Liability; Indemnification of the Bank. (a) Notwithstanding anything to the contrary in this Agreement, the Sellers and the Buyer hereby agree that (i) the Bank is released from any and all liabilities to the Sellers, the Buyer or any other person arising from the terms of this Agreement and the compliance of the Bank with the terms hereof, except to the extent that such liabilities arise from the Bank’s fraudulent or willful misconduct or gross negligence (and to the maximum extent permitted by law, shall under no circumstances be liable for any incidental, indirect, special, consequential or punitive damages); (ii) the Bank shall have only the duties and responsibilities with respect to the matters set forth herein as is expressly set forth in writing herein and shall not be deemed to be an agent, bailee or fiduciary for any party hereto; (iii) the Bank shall be fully protected in acting or refraining from acting in good faith without investigation on any notice (including without limitation a Notice of Sole Control), instruction or request purportedly furnished to it by a Seller or the Buyer in accordance with the terms hereof, in which case the parties hereto agree that the Bank has no duty to make any further inquiry whatsoever; (iv) it is hereby acknowledged and agreed that the Bank has no knowledge of (and is not required to know) the terms and provisions of any separate agreement to which the Bank is not a party or any other related documentation or whether any actions by the Buyer (including without limitation the sending of a Notice of Sole Control), any Seller or any other person or entity are permitted or a breach thereunder or consistent or inconsistent therewith, and (v) the Bank shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities (other than the interruption or malfunction of computer, transmission or communications facilities of the Bank), labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings (with respect to parties other than the Bank) or other matters beyond the Bank’s reasonable control.

(b) The Sellers and their successors and assigns shall at all times jointly and severally indemnify and save harmless the Bank from and against any loss, liability or expense incurred without fraudulent or willful misconduct or gross negligence on the part of the Bank, its officers, directors and agents, arising out of or in connection with the execution and performance of this Agreement or the maintenance of the Collection Accounts or any interpleader proceeding relating thereto, including without limitation, the costs and expenses of defending themselves against any claim or liability in connection with the performance of any of their powers or duties hereunder, or incurred at any Seller’s direction or instruction.

Section 12. Counterparts. This Agreement (i) may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts; and (ii) shall become effective when counterparts hereof have been signed and delivered by the parties hereto. All parties hereby waive all rights to a trial by jury in any action or proceeding relating to the Collection Accounts or this Agreement.

Exh. IV-7

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Collection Account Control Agreement, all as of the day and year first above written.

HOMEBANC CORP., as Seller

By:
Name: Title:

HOMEBANC MORTGAGE CORPORATION, as Seller

By:
Name: Title:

LIQUID FUNDING, LTD., as Buyer

By: Bear Stearns Bank plc, in its capacity as Investment Manager

By:
Name: Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Bank

By:
Name: Title:

Exh. IV-8

Exhibit A to

Collection Account Control Agreement

[LETTERHEAD OF LIQUID FUNDING, LTD.]

[Date]

COLLECTION ACCOUNT CONTROL AGREEMENT

NOTICE OF SOLE CONTROL

JPMorgan Chase Bank, National Association

Attention:

Re: Collection Account Control Agreement dated as of March 27, 2006 (the “Agreement”) by and among Liquid Funding, Ltd., HomeBanc Corp., HomeBanc Mortgage Corporation and JPMorgan Chase Bank, N.A.

Ladies and Gentlemen:

This constitutes a Notice of Sole Control as referred to in paragraph 2 of the Agreement, a copy of which is attached hereto.

Liquid Funding, Ltd.

By: Bear Stearns Bank plc, in its capacity as Investment Manager

By:

        Name:

        Title:

Exh. IV-9

Exhibit B to

Collection Account Control Agreement

[LETTERHEAD OF LIQUID FUNDING, LTD.]

[Date]

JPMorgan Chase Bank, National Association

Attention:

Re:  Notice of Termination of Collection Account Control Agreement

Ladies and Gentlemen:

You are hereby notified that the Collection Account Control Agreement, dated as of March 27, 2006, a copy of which is attached (the “Agreement”), among you, the undersigned, HomeBanc Corp. and HomeBanc Mortgage Corporation is terminated and you have no further obligations to the undersigned pursuant to the Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to Distributions held in the HB Corp. Collection Account from HB Corp. and all future directions with respect to Distributions held in the HB Mortgage Collection Account from HB Mortgage. This notice terminates any obligations you may have to the undersigned with respect to the Collection Accounts; provided, however, that nothing contained in this notice shall alter any obligations which you may otherwise owe to the undersigned pursuant to any other agreement. All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Agreement.

Very truly yours,

Liquid Funding, Ltd.

By: Bear Stearns Bank plc, in its capacity as Investment Manager

By:

      Name:

      Title:

Exh. IV-10

EXHIBIT V

Mortgage Loan Schedule Fields

1.	Loan ID#

2.	Account Number

3.	Property Type

4.	Loan Purpose

5.	Loan Rate

6.	Original Balance

7.	Actual P & I

8.	Service Fee

9.	Original Term

10.	State

11.	Appraisal

12.	Number of Units

13.	Margin

14.	Life Cap

15.	Property Street Address

16.	Property City

17.	Property Zip Code

18.	Doc Level

19.	First Payment Date

20.	Remaining Term

21.	CLTV

22.	Current Balance

23.	Borrower Last Name

Exh. V-1

24.	Borrower First Name

25.	Next Interest Adjustment

26.	Index Name

27.	Last Payment Date

28.	Grade/Rating

29.	Debt Service Ratio

30.	LTV

31.	Owner Occupancy

32.	Lien Position

33.	Product Description

34.	Loan Type (Buy Down, GPM, GEM, ARM, Balloon)

35.	Negative Amortization Indicator

36.	Interest Rate Adjustment Frequency

37.	Annual Payment Cap

38.	Periodic Rate Cap on First Adjustment Date

39.	Lifetime Maximum Rate

40.	Negative Amortization Limit %

41.	Periodic Rate Cap Subsequent to First Adjustment Date

42.	Mortgage Insurance Coverage

43.	Primary Mortgage Insurer

44.	Borrower Credit Quality

45.	Risk Grades

46.	FICO Scores

47.	Mortgage Score

48.	Silent Second

Exh. V-2

49.	Current Delinquency Status (30, 60, 90 Days Past Due, Foreclosure, Bankruptcy)

50.	First Mortgage Balance

51.	Payment Change Frequency

52.	Discount Points and Origination Fees

53.	Note Date

Exh. V-3

EXHIBIT VI

Mortgage File Documents

(a) the original Mortgage Note, bearing all intervening endorsements to negotiate it from the original payee named therein to the Originator and endorsed by the Originator as follows:

Pay To The Order Of

[HOMEBANC MORTGAGE CORPORATION]

Without Recourse

[signature]

[name, title]

(b) a Certified Copy of the power of attorney for each maker (if any) of the Mortgage Note who did not personally execute the Mortgage Note and for whom the Mortgage Note was executed by an attorney-in-fact;

(c) the recorded original or a Certified Copy of the Mortgage securing such Mortgage Note;

(d) Originals or Certified Copies of all intervening assignments (if any) reflecting a complete chain of assignment of such Mortgage from the original mortgagee to the Originator (intervening assignments shall not be required for any Mortgage that has been originated in the name of MERS and registered under the MERS System); and

(e) the signed original of an Assignment of Mortgage assigning the Mortgage in blank in a form that is complete so as to be recordable in the jurisdiction where the Mortgaged Property are located without the need for completion of any blanks or supplying of any other information, provided that no Assignment of Mortgage is required for any Mortgage that has been originated in the name of MERS and registered under the MERS System.

Exh. VI-1

EXHIBIT VII

[Reserved]

Exh. VII-1

EXHIBIT VIII

HomeBanc Corp.’s Officer’s Certificate

I,             , do hereby certify that I am a duly elected, qualified and authorized officer of HomeBanc Corp. This Certificate is delivered to you in connection with Section 12(d)(iv) of the Master Repurchase Agreement dated as of March 27, 2006, among the Sellers and Liquid Funding, Ltd. (the “Agreement”). I hereby certify that, as of the date of the financial statements attached hereto as Schedule 1 and as of the date hereof, HomeBanc Corp. is and has been in compliance with all of the terms of the Agreement and, without limiting the generality of the foregoing, I certify that:

(i) Maintenance of Adjusted Tangible Net Worth. HomeBanc Corp. has maintained an Adjusted Tangible Net Worth of not less than $225,000,000 plus 85% of the net proceeds of any issuance of common or preferred shareholder equity.

(ii) Maintenance of Ratio of Total Liabilities to Adjusted Tangible Net Worth. As of the end of each calendar month, HomeBanc Corp. has maintained the ratio of Total Liabilities to Adjusted Tangible Net Worth no greater than the ratios set forth below:

On and after this date	the maximum ratio is
The Effective Date	25:1
May 31, 2006	20:1

(iii) Maintenance of Ratio of Total Recourse Liabilities to Adjusted Tangible Net Worth. HomeBanc Corp. has maintained the ratio of Total Recourse Liabilities to Adjusted Tangible Net Worth no greater than 9:1.

(iv) Maintenance of Liquidity. HomeBanc Corp. has maintained, as of the end of each calendar month, Liquidity in an amount not less than $25,000,000.

(v) Maintenance of Net Income. HomeBanc Corp. (i) has not permitted, for the calendar quarter ending March 31, 2005, Net Income (on a consolidated basis) for such calendar quarter, to be a loss greater than $15 million; (ii) has not permitted, for the calendar quarter ending June 30, 2005, Net Income (on a consolidated basis) for such calendar quarter, to be a loss greater than $10 million; (iii) has not permitted, for the calendar quarter ending September 30, 2005, Net Income (on a consolidated basis) for such calendar quarter, to be a loss greater than $5 million and (iv) has maintained Net Income (on a consolidated basis) of at least (A) for the calendar quarter ending December 31, 2005, $1.00 and (B) for every two consecutive calendar quarters thereafter, $2.00.

Exh. VIII-1

(vi) No Default or Event of Default has occurred and is continuing. [If any Default or Event of Default has occurred and is continuing, the Sellers shall describe the same in reasonable detail and describe the action the Sellers have taken or propose to take with respect thereto.]

IN WITNESS WHEREOF, I have set my hand this             day of             ,             .

By:
Name: Title:

Exh. VIII-2

[Schedule 1]

[to HomeBanc Corp.’s Officer’s Certificate]

Exh. VIII-3

EXHIBIT IX

PURCHASED MORTGAGE LOAN PAYMENT REPORT

(1)	Purchased Mortgage Loan

(2)	Principal Balance as beginning of prior month

(3)	Amount of Principal paid in prior month

(4)	Principal Balance at end of prior month

Exh. IX-1

EXHIBIT X

SELLERS’

TAX IDENTIFICATION NUMBERS

HomeBanc Corp.:	20-0863067
HomeBanc Mortgage Corporation:	58-2532745

Exh. X-1

EXHIBIT XI

EXCERPT FROM OFFERING CIRCULAR OF LIQUID FUNDING, LTD.

(a complete copy of the Offering Circular will be provided upon request)

The occurrence of any of the following events shall constitute an “Enforcement Event”:

(i) the occurrence of an “Event of Default” with respect to the Notes of any Series (subject to any applicable cure period);

(ii) a failure of the Issuer to make a payment with respect to Commercial Paper which shall not have been cured within one (1) Business Day;

(iii) the occurrence of an “LFL Event of Default” under any GIC Transaction (subject to any applicable cure period);

(iv) the declaration of an “Early Termination Date” as a result of the occurrence of an “Event of Default” under any Hedging Transaction where the Issuer is the defaulting party;

(v) the occurrence of an “Event of Default” under any Liquidity Facility (subject to any applicable cure period);

(vi) any Note shall be rated below “A” or “A2” (as the case may be) by any Rating Agency which has been engaged by the Issuer to provide a rating on such Note;

(vii) the occurrence of a Capital Adequacy Failure;

(viii) the failure of the Interest Rate Neutrality Test to be satisfied for five (5) consecutive Business Days; or

(ix) the failure of the Liquidity Sufficiency Test to be satisfied for five (5) consecutive Business Days.

Exh. XI-1